Exhibit 99.1

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EDITED TRANSCRIPT

ASNA - Ascena Retail Group, Inc. Investor Day

EVENT DATE/TIME: OCTOBER 18, 2012 / 02:00PM GMT

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OCTOBER 18, 2012 / 02:00PM GMT, ASNA - Ascena Retail Group, Inc. Investor Day

CORPORATE PARTICIPANTS

 Alison Townsend ICR - Senior Associate

 David Jaffe Ascena Retail Group Inc. - President, CEO

 Michael Rayden Ascena Retail Group Inc. - CEO - Tween Brands

 Scott Bracale Tween Brands Inc. - President - Agency

 Anthony Romano Charming Shoppes, Inc. - President, CEO

 George Goldfarb Maurices Inc. - President

 Jeff Gerstel Ascena Retail Group Inc. - President - Dressbarn Division

 John Sullivan Ascena Retail Group Inc. - COO

 Armand Correia Ascena Retail Group Inc. - CFO

 Ronald Robinson Ascena Retail Group Inc. - EVP - Sourcing

CONFERENCE CALL PARTICIPANTS

 Neely Tamminga Piper Jaffray - Analyst

 Nancy Hilliker Citigroup - Analyst

 Tom Filandro Susquehanna Financial Group - Analyst

 Brian Tunick JPMorgan - Analyst

 John Wayland Net Return Investments - Analyst

 Edward Yruma KeyBanc Capital Markets - Analyst

 Scott Krasik BB&T Capital Markets - Analyst

 Anna Andreeva FBR - Analyst

 Gary Kaplan Fireline - Analyst

 PRESENTATION

 Alison Townsend - ICR - Senior Associate

 Hello, everyone. I'm Alison Townsend of ICR and I'm honored to welcome you all to the 2012 Ascena Retail Group Investor Day. I'd like to begin the presentation by going over our Safe Harbor statement.

This presentation contains forward-looking statements within the meaning of the private securities litigation reform act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from our forecasted results. Detailed information concerning those risks and uncertainties are readily available in our most recently reported annual report on form 10K and quarterly report on form 10Q, which have been filed with the US Securities and Exchange Commissions.

Where indicated, certain financial information herein has been presented on a non GAAP basis. This basis adjusts for items that management believes are not indicative of the Company's underlying operating performance. Reference should be made to the Company's annual earnings releases for all periods for the natures of such adjustments and for reconciliation of such non GAAP measures by the Company's financial results prepared in accordance with GAAP.

Our historical segment operating results for the fiscal years 2011 and 2010 have been re-casted to conform to our corporate overhead costs allocations methodology effective at the beginning of fiscal 2012. Reference should be made to our current report on form 8K dated December 16th, 2011.

I would also like to ask that everyone hold their questions until the designated Q&A session after the presentation.

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OCTOBER 18, 2012 / 02:00PM GMT, ASNA - Ascena Retail Group, Inc. Investor Day

At this time, it is my pleasure to introduce Ascena Retail Group's President and Chief Executive Officer, David Jaffe.

 David Jaffe - Ascena Retail Group Inc. - President, CEO

 It's a great job, Alison. Thank you. Let me also welcome you and thank you all for joining us this morning. I think it's going to be a great day, great opportunity for you to learn about Ascena Retail and our brands.

First, I'd like to introduce up on the dais with me are brand presidents, Mike Rayden of Justice, Tony Romano of Charming for both Lane Bryant and Catherines, George Goldfarb of Maurices, Jeff Gerstel from Dress Barn, our COO John Sullivan and our CFO Armand Correia.

So, each of them are going to be talking about their business throughout the morning. And as Alison said, we'll be following with a Q&A and if you wouldn't mind holding your questions until then.

So, what I'd like to first do is go to a 40,000 feet and talk about the Ascena vision. So — there it goes. To serve our shareholders and create value by becoming a family of leading retail concepts with $10 billion in sales and top tier profitability. So, what we're doing now is developing the infrastructure that's going to enable our brands to grow, and once in place, potentially allow us to plug and play any future acquisitions that we may come along.

This year, we're projecting $5 billion in sales. So, on the top line we're halfway to our goal and we're going to see continued growth through comps, through new stores, including international as you hear about. And of course, through ecommerce.

Finally, on our profitability, we think all brands have the opportunity to enhance their profitability, and I'll let each one talk about that. It's one of the primary goals at all of our brands and our shared service model is going to support this effort.

Again, staying at the high level. Let me talk about our mission of making people feel good about themselves, this refers to our customers, our associates, our vendors, and yes, even our investors. You'll hear more about this theme from each of the brands, but this is the Ascena mission and I wanted to put it out there to let the brands tie into.

So now, let's step back and talk about the acquisition of Charming Shoppes. As many of you know, both companies, Ascena and Charming were set up as holding companies. So, this is a merger of two business — of two holding companies so that each had their own businesses and their own structure that enabled them to support their brands, the shared service structure or Maurices — I'm sorry, as Charming would call it the BSC, business service center or CSI.

So, what we did, after a lot of soul searching and hard decisions and analysis, we made some tough decisions. So, first, we decided to shut down Fashion Bug. That liquidation is in process now and we expected to have that completely wound up by the end of January. Cigi's is a nice little specialty food order business — mail order business. And we will be selling that in the spring. Nice little business, not really as complementary to our core business. So we thought the better avenue there was just to divest it.

We took Lane Bryant Outlet and Lane Bryant, which were being run as two separate businesses and we merged them. We've got greater productivity, greater efficiency by having those brands work together. And then, finally, the challenge that you'll be hearing more about throughout the morning is the integration of the Ascena shared service groups and Charming's business service center and CSI.

So, at the end of the day, we end up with a structure that looks like this. Our five brands, as well as our internal brand, our sixth brand, the shared service group. So, each brand is continuing to operate independently, and that's going to continue. They're going to continue to do their own thing, as you'll hear about. And, at the same time, we're working on the integration of shared services and BSC, which is in process. John will be talking more about that, but that's where a lot of the savings are going to come and that's going to be the infrastructure development, as you'll hear, that's going to allow us to leverage our earnings and also position us for future growth.

So, staying with the transaction. Let's do a quick overview of it. We thought it was a reasonable valuation. We financed it very conservatively, $600 million of cash, $300 million of term loan B and about $25 million out of $250 million ABL, which as you'll hear has already been paid down. We have a specific plan for each division. You've heard about the ones we're divesting or closing down and you'll hear more about Lane Bryant and Catherines in a minute.

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OCTOBER 18, 2012 / 02:00PM GMT, ASNA - Ascena Retail Group, Inc. Investor Day

In addition, there were some interesting hidden assets. So, I mentioned the sale of Cigi's. We also have an extra DC that you'll be hearing about that now is dedicated solely to Fashion Bug. So, we'll sell that and those two sales, we think, will generate about $50 million in cash. In addition we're going to take one of the existing facilities, DCs and we're going to convert that into an ecommerce fulfillment center and John will be talking more about that.

And then, finally, we have an NOL that's got a cash value of about $50 million. So, the transaction, actually when you drill it down a little bit, looks even better than on the surface.

Some of the benefits I'd like to go through. We've acquired two terrific niche brands. So, Lane Bryant has this iconic name. It's been around for 100 years. It is a leader in its position, in its niche in the marketplace. We feel it's got significant growth potential. Not just through new stores, but through ecommerce as well as internationally. As you'll see, we think the operating margin is at a low and is certainly lots of upside opportunity there. So, we're excited to help the team drive that.

At Catherines, it is the leader in the extended large sizes. It's a small niche, but they are certainly number one, and while the business is not performing at the level that anyone's satisfied with, just a few years ago, pre the recession, it was operating at very satisfactory levels and it's making great strides. It's moving back in that direction and we're very optimistic that it can regain the former levels of performance that they had before.

With the shutdown of Fashion Bug, one thing that people may not be aware of, two thirds of that business was in the large sizes. So we're working diligently to come up with creative ways to transfer those sales to our other four brands. Not just Lane Bryant and Catherines, but as you know Dress Barn has Dress Barn Woman and Maurices has its plus division that focused on this customer. We've got a lot of creative things we're doing and we expect — we set a goal out of 10% of the sales transfer of the existing sales and we think that that's very, very achievable. And if that's the case, the flow through on those sales to the bottom line is very, very high because it's truly just incremental sales.

In addition. There's several dozen stores that we'll be transferring over to the — some of the other name plates.

We'll be talking more about overhead reduction. So, when we're talking about overhead, it's shared service groups and BSC. So rough numbers, as Armand will go through, is about $70 million last year for Ascena and about $80 million. So that $150 million, we believe can be brought down by about $50 million and we've got about 20 teams — integration teams by functional area, that have been working together for at least the last four months since the closing and we've identified specifically the steps that we need to take to achieve that. And even though it's not going to happen over the next six or 18 months, we think these are very achievable and as I say, Armand will be going into that in more detail.

The key here though, is that to go back to that slide, the org chart, we are basically dismantling the Charming structure and as tough it is, I know, at Charming for them to hear that, because we're taking away something that took many, many years to build up, what we're basically going to end up, as you saw on the graph is Lane Bryant, Catherines and then an enhances shared service group.

So, the budget for spring, which we're going to start putting together in another month or so, is going to have everybody from BSC/CSI transferred either down to the brand, the Lane Bryant or Catherines brand, or incorporated into their shared service groups. So, we're not going to have this entity anymore and that's going to force some tough conversations and that's what we're spending a fair amount of time on as we go forward.

So, at the end of the day, that overhead reduction we think is significant and then, in addition to that, we have synergies. So, the overhead we've talked about, synergies are something different. That's something that really benefits the brand, not the overhead. And John will be talking about a number of those, but the concept is something that we can do through say maybe a shared resource, better negotiations, a new infrastructure that will enable us to drive down costs at the brand level.

Finally, as we saw with our acquisition with Tween Brands and with Maurices, there's a lot of collaboration there's a lot of sharing of best practices, which benefits on all the brands. And now, with a lot of folks that are looking for new opportunities because of the shutdown of Lane Bryant Outlet as well as Fashion Bug. We've been able to move some of our best people around and we're developing a way to move people from one brand to the other as the circumstances change.

So we think that with our five brands and our shared service group, we have the ability not just to retain really, really top talent but also as we're out there, searching for talent to acquire very, very good talent because we now are one of the largest retailers. We were just chatting last night and I think in specialty retails — retailers, there's [GAP], there's Limited Brands and then there's Ascena. So we're moving — we're growing very rapidly. Probably more rapidly than I think almost any other leading retailer, and what it does is provides great opportunity, not just for the people in the Company but for people attracted to a growth situation.

So, what this all leads to is a unique business model. So conceptually, what we've done is enable the brands to continue to focus on their target customer. So, they're out there driving sales, driving their growth in all three cases what we've done is leave the brands in place. So George still lives in Duluth, I'm not sure why, but he still lives in Duluth. And Tony's in Bensalem and Mike's in Columbus. So we keep the management teams in place. We keep them focused on what they do best and allow them to take their eye off the ball on all the stuff that we can do to support them.

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OCTOBER 18, 2012 / 02:00PM GMT, ASNA - Ascena Retail Group, Inc. Investor Day

The example I like to use is, they know when they pick up the phone, they're going to get a dial tone. They don't even have to think twice about that. So, as we continue to develop the infrastructure of our shared service group, all those little issues that in the old days they would have to be responsible for, our shared service team is going to give them as good, if not better levels of service at better costs than they could do themselves. And what this enables us to do is to drive their operating margins up.

So, when we look at Justice and Maurices, since we've worked together and been able to develop some of these shared services, they have operated higher operating margins than any other time in their history, and I think it's because of this model and I think now with Charming, that extends it even further and gives it even more clout in our ability to drive down our SG&A.

So, our structure looks like an inverted pyramid. Our customers are number one, they're supported by the brands, and the brands then are supported by our shared services group.

So, at a high level, when you think about Ascena, we represent a really interesting story. We have a diversified portfolio. We have five, five strong niche brands, and they're all very well positioned in that moderate price point for the economic cycles that we've been going through. And they've all done well. So, you think about it from a different perspective. As investors, I think all of you would agree, that having a diversified portfolio reduces the risk. So it's five brands with very different positioning, I think we have a much risk less investment opportunity than you might find with a pure play.

As you'll hear later, we think all of our brands have significant growth opportunities and we're excited to tell you about them.

As I just mentioned, our shared services will leverage both the overhead and the synergies for the brands. We have a very strong balance sheet that I'll let Armand get into and cash flow, which allows us to not only take on these high ROIC projects, as you'll hear about, but also enables us to pay down our debt quickly and then start building up our cash balance again for potential stock buy backs in the future and those of you that followed us over the years know that we're aggressive buyers of our stock sand also possibly to build up our war chest again for potential future acquisitions.

So, with that, I'd like to introduce Mike Rayden from Justice who's going to introduce his team.

 Michael Rayden - Ascena Retail Group Inc. - CEO - Tween Brands

 I guess when you get as old as I am the only thing you really — you get away without doing the presentation. I'm really here to introduce my team. I think it's important to understand that after all these years at Justice and now Brothers, that it's not a one man sport. And I brought four people with me here today. I'd like each one of them to stand up and show you what the breadth of the team is, and the reason I'm not presenting today is because I'd also like to let you hear directly from one of them about what we're doing and where we're going.

So, I'd like to introduce Rolando. Rolando is our CFO. I'd like to introduce Lece. Lece is our Head of Merchandising, Design, Creative, Visual a few other things. I'd like to introduce Ronnie. We talk about synergies, Ronnie has been with me for 14 years and he helped us build our entire direct sourcing business and team. And he's just been moved to the head of Ascena Global Sourcing and will be working on the synergies of sourcing for all of the Ascena brands.

Rolando, by the way, has been with me since before the transition, I think something like five years. Lece has been with me for 10 years.

And last, but not least is Scott, who will share — and talk to you today, and Scott's been my partner for almost 15 years and Scott's role is President of our Agency. And that means that he runs our ecommerce business, he runs our international business and he's been my partner on building this brand through the marketing and the analytical side.

I wanted to share a few other things. Everybody in our leadership team, except for one person, has been with us since the transition of Limited Two to Justice. So, we have been through this entire journey in the last four years together. We know what it took, we know where we are, and we know our customers very well. It's the best management team in my 42 years in retail that I've ever had. I've been CEO of four different companies, and that's a big statement and I think that our results show when you have strength of leadership and strength of a strong management team and players that you get great performance.

So, with that, I'm going to turn it over to Scott to tell you our story.

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OCTOBER 18, 2012 / 02:00PM GMT, ASNA - Ascena Retail Group, Inc. Investor Day

 Scott Bracale - Tween Brands Inc. - President - Agency

 Well, thank you Mike and David. And thank you all for being here. The first thing I wanted to share with you is the Justice mission statement, and it reads, our mission is to enhance the self esteem of tween girls by delivering the hottest fashion and lifestyle products in a fun, unique, interactive environment and all at a value for mom.

This mission statement we take very, very seriously. In fact, the first line of it we refer to as our noble purpose. The self esteem of tween girls. So, some of you who may have once been a tween girl, will understand this. And for those of you who weren't, I'll refer back two decades to the Journal of Adolescence Studies, who concluded and then later was affirmed by world class child researchers and psychologists that the most important factor in the development of self esteem for a Tween girl is in fact, what she looks like. The thing that affects that beyond anything else, by a wide margin, is literally the clothes that she wears.

So, we have a big responsibility and we take it seriously. We find it inspiring that by doing what we do when we do it well, it can have such a profound impact on her.

We know what matters to girl. What matters to her is to have fun, to be affiliated in ascensions, sight, sound, touch and so forth. Those senses give humans ability to experience things subjectively and we know what she likes to experience most.

For mom, it's all about her daughter being happy, healthy, and to develop. And if you travel across the world and you ask a mom to define what that sounds like, it comes back to our noble purpose, self esteem, that's really what she wants.

When we do and deliver upon our mission statement, it has a compelling impact on mom and girl. And this past weekend, running in syndication the Pajama Diaries cartoon got that. The first panel reads as follows, the background is mom shaking the daughter in bed. They have to be dragged out of bed, whining, kicking and screaming and mom is saying, Amy, come on, you'll be late. But the daughter isn't moving.

In the second panel, the background is, until Saturday, and now you have two girls rattling their mother out of bed and it says, mom, wake up, you promised to take us to Justice this morning, remember. I didn't write it. So that's what we call the nag factor. And in the market, with $7 billion, nine out of every 10 transactions is driven by mom. But not with Justice. The research shows that in fact, seven out of every 10 transactions is driven by the girl. Again, the nag factor at play.

Behind me, you have our demographics, those are our numbers. Now, I think it's interesting to compare them to the United States census information where there is a household and a child present. So seniors and new graduates and so forth are not included. In that instance, the average household income is $67,000. They're about 51% married. They about have 57% some college or higher. And they own homes at the rate of 67%. So at a glance, you would conclude that we have an aspirational household, but I'll come back to that in a few minutes.

When you ask the households that comprise the $7 billion market to evaluate us and our competitors against price and fashion, here's what they say. Thanks to the good work of Lece and her team, we are differentiated by far, as fashionable, the hottest fashion, and we'll go into some description about that later. Nobody else is even close. But now, with the value proposition we'll also talk about in a few minutes, we're no longer on the price perception island. In fact, the market says, or experiences us to be about the same price as Aero, Gap, Macy's and even Penney's, interestingly.

Moving forward, our product mix is basically 70% apparel, and 30% what we call specialty. It's all the fun lifestyle stuff that she likes to complete her avocation. From a fashion perspective, 65% is what we call hottest and it's defined as right on the fashion curve, the right product bought at the right time in quantity. 20% is core, that's her wardrobe must haves, day in, day out, every day. And then 15% is fast fashion. And fast fashion would be trendier, ahead of the curve. Not bought as deep, at hottest, but based on trends and the customer's evolution, the fast fashion can become hottest.

The store environment, it's influenced entirely by girl. She loves bright colors. She loves the fixtures to be at her eyesight line, not the adults. She loves blaring music. She loves the tween monitor, the videos where we play current artists like One Direction and Justin Bieber. She loves bright lights. It's sensory overload, just the way she likes it.

We deliver fresh fashion all the time, but we do formal floor sets about monthly and they always have a story associated with them. Inspired by Lece and the designers, the current one is called spellbound. And you'll know I didn't write this as I read it, slip into sparkling styles, swirled with sugary pastels and sweetly iced with glitter and sequins. Our newest and most magical collection will leave you feeling absolutely spellbound. That's intoxicating to a girl.

We merchandise our product on tables, highlighters, and in the walls according to color and fashion story.

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The mannequins are dressed and accessorized with the latest looks from the tables and the highlighter, and basically, they're meant to educate the mom and the girls about what goes together, give them confidence and make it easy for them to shop. Remember the word easy, we'll come back to it.

We offer everything for her to complete her look, footwear, jewelry, hair accessories and intimates, all from specialty. The one stop shop of everything cool to round out her lifestyle needs. Stuff for sleepovers, gifts for her friends, stuffed animals, diaries, room decor and toys. This makes it fun for her.

When you combine the hottest fashion in this fun environment, and in concert with our prolific 40% off couponing and point of sales strategy, what we've done is created a theme park for her and value for mom. It delivers upon our mission's promise.

Moving on, we have a 942 stores at the moment and we're opening over the next three years 70 new stores annually, 50 net of closures. Most of the US growth will be in small markets. These markets have proven to not be cannibalistic to our existing fleet. Most often, they're 45 minutes or further from the nearest store. And they'll primarily be mall based stores as they have the greatest draw.

When we do go off mall, we expect it to be primarily in the outlet strategy or segment, because that's been very strong for us. And we're converting some of our best stores to the new Justice and Brothers concept, which we will also talk about in greater depth in a minute.

Four years ago, had I stood here, I would have said Justice is fifth in the market with 6.1% share. And thanks to Mike and the leadership team, he and we saw value evolving before others did. So, based on that, in August of '08, we introduced strategies that we thought would take advantage of the anticipated market move.

The first was the biggest and boldest, converting our limited two fleets to our value priced Justice proposition, which allowed us to decrease overhead by consolidating things like merchandise, planning, field operations and others. The second strategy, thanks to Ronnie, was to move deeply penetrate direct sourcing in order to raise our IMUs, and then, with those greater IMUs, we took some of the money into our newly evolving strategy of deep couponing, 40% off.

At that same time, we introduced our BHAG-er, big, hairy, audacious goals, stealing from Jim Collins, which was to be number one in the market. We didn't artificially say by when, but we had a constance in purpose. Mike likes to call it pushing the fly wheel.

So, at that time, I know there were many doubters. And if you were among them, and you happened to be here today, I'd like to thank you for sticking with us, we do appreciate it. But more importantly, I'd like to share the most recent NPD information, which shows that that BHAG has been achieved. We are now number one in the market for apparel and accessories for tween girls with 11.4% share. And the interesting thing is, back to the mission statement, value for mom, we have growth share at every segment level from an economic basis, but the greatest growth has come from households with under $75,000 of income.

Our fiscal '12 highlights, the third consecutive year of record sales and profits. In fact, we have an 8% comp last year, the prior year was an 8%, and the one prior to that was an 11%. Marketing sales increased by 22%, that increase was a result of extending more and more couponing, more and more couponing, more and more 40% point of sale events and extending our bounce back program redemption cycles for fun cards and J bucks. You see, the more we make the value available to mom, the more she rewards us with greater sales.

Our active customer file grew by 6.6%. It is now the world's largest tween database with 5.8 million households and currently, we are experiencing record retention, they're shopping longer and a reactivation. Lapsed customers are coming back into the brand. The Canadian market has been strong, we've opened — we've opened more than 15 stores, but they're doing 1.5 times the average US store.

And then, there's ecommerce, growth has been very strong. This past year, we completed a comp of 31%. That's on a 49% to prior year and 42% the year prior to that. As far as the 12 highlights are concerned from a financial perspective, a record $1.3 billion in sales which is 13.7% greater than LY. Gross margin hit a record $775 million and operating income was a record from a dollar and a percent perspective as well.

So, what are our strategic initiatives for '13? The first thing we want to do is to enhance and broaden our ownership or dominance in what we call the hottest, biggest and easiest, and I need to pause and bring everybody up to speed on what that means. There were a couple of consultants from a firm in Chicago called McMillan and Doolittle, and their names were Stern and Anders. And they had been consulting with retailers for decades and they found some common themes over all their work. What they found was to win in your segment, be the dominant player, you had to be best or est at one of five things — or more than one of five things. And I'm going to describe each of those ests.

The first one is hottest, and that's associated with fashion. Now, this definition has been modified for my space, its slightly different for George, Jeff and Tony. Hottest is defined as having the largest assortment of the latest clothing fashions for girls age seven to 12 in stock when she wants it. Biggest is having the greatest edited selection of clothing choices for girls seven to 12 that they would want to wear. Easiest is knowing what a girl, seven to 12, wants and making it easy for her to find available sizes and information through associates, signage and now the internet.

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OCTOBER 18, 2012 / 02:00PM GMT, ASNA - Ascena Retail Group, Inc. Investor Day

Quickest is having convenient store locations, accessible parking, enough fitting room and cash wraps so that she doesn't have to wait long. And cheapest is consistently having the rock bottom lowest price out the door, net of all coupons and discounts.

Well, three years ago, with our arms around that concept, we decided to get some benchmarks in place and we consulted with NPD and also another firm called [Fi Site] to understand, do we own an est? The results have been amazing, and today, I will tell you, as far as hottest concern, we are by a 5 to 1 margin, greater than the number two competitor against hottest. Biggest, we are by a 4 to 1 margin, greater than the next closest competitor. Easiest, we are by almost a 4 to 1 margin, greater than the next biggest competitor. Quickest, which even surprises us, we are almost number one, slightly behind a competitor. And then Wal-Mart owns cheapest, as they will most categories because of their IT, logistics and other virtues.

So, not only did we own one est, we actually owned three in our closest — close on a fourth. We continue to monitor and work to widen that gap daily.

The next strategy is to drive MMU dollars. We intend to do that for unit growth we will also slightly increase our ticket prices. We will take advantage of decreasing cotton prices. And then, ecommerce. We expect to continue the trend there through greater investments and infrastructure. We'll be investing even more organizationally in human capital and we will be migrating to a very scalable platform to accommodate our peak.

Then, there's new store growth. We've talked a little bit about it already. We plan on opening 15 Canadian stores annually for the next three years. We'll do more if the real estate is available to us.

And Brothers, which we are ready to talk about now. So, Brothers, and it's really Justice and Brothers. In July, we opened 10 stores. What we're testing at the moment is multiple concepts. One would be on a mall. And the other would be in a strip. And in one instance they have two storefronts and a common rack. In the other, there's one storefront and we call it a drop in, Brothers is literally dropped in, but Justice sort of as a capsule onto itself. In every build out, we have preserved the, it's a girl only world space for Justice.

The product learning so far is that graphic tees are the key shirt. During back to school, 25% of our sales and 40% of our units came from this category. And sports graphics were a half of all graphic sales. Active shorts, sold deep into back to school with a 98% sell through and it made up 15% of our overall sales. Lece and team believes we have a year round category there.

We were able to validate that mom is the principle consumer for Brothers and in fact, we found that when we display and what we found that when we display and show her outfits, she'll buy outfits. Which is exactly what she does in Justice.

So, what are our growth drivers? It's all about sales and the first one is comps. We believe we can continue to grow comps through even more marketing. We don't think the runway has run out on us.

More new stores. We've touched on that already, domestic and small markets in Canada. Ecommerce, we're going to take that infrastructure, we're going to take that platform and we're going to invest in more digital marketing, which will drive even more traffic. We are going to do AB testing and other site testing to enhance the site to drive conversion rate which will continue to drive double digit comps.

As far as Brothers is concerned, we expect to open 30 of them by holiday and 50 by Easter. And as we look out past al this explosive growth and we're in a mature state, we believe that we can drive top line sales growth in the mid single digit range and continue operating income growth in the low teen range.

Thank you for your time, and at this point, I'd like to introduce Tony Romano.

 Anthony Romano - Charming Shoppes, Inc. - President, CEO

 Good morning. Thank you, Scott. I think first of all, congratulations to Mike and his team for incredible vision and certainly exhibiting a tough act to follow, right? So, great execution, there's lots you should be proud of and it's really great to be associated with you.

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OCTOBER 18, 2012 / 02:00PM GMT, ASNA - Ascena Retail Group, Inc. Investor Day

So, I'm here today. I'd like to first start talking about our Lane Bryant — Lane Bryant team. With me today, I've brought a couple of our executives. Like to introduce Lou Ann Bett. Lou Ann is our Chief Merchandising Officer. She's been with us a little less than two years, and just recently, we expanded her role to include oversight of the design and trend team. So, we're really excited about her role and her contribution.

Also with us, we have Liz Crystal. Liz is our Chief Marketing Officer. Liz joined us in January and has hit the ground running, as we'll talk about a little bit later. In August we rebranded and relaunched a number of things about our brand. And, as any of you know who've been in the marketing arena, eight months is not a long time to make that happen.

We also have our VP of Human Resources, Theresa Sullivan. Theresa, also just a little less than two years. Although it's not officially in her title, she's our Chief Talent Officer and we're quite proud of the Lane Bryant leadership team that we've built and she's been absolutely instrumental in getting us there.

Another strong business partner of mine and not pictured here because so many of you already know him, is Eric Specter. Eric is Charming Shoppes Chief Financial Officer for the Charming brands and Eric has been in the Charming family for 30 plus years. So, Eric, thanks for joining us today as well.

So, like the Justice team, really want to start with our mission statement here. And at Lane Bryant, we really pride ourselves on being a fashion retailer, serving plus sized guests. We design sportswear and intimate apparel specifically for our target guests, women wearing sizes 14 to 28, unlike much of the competition who merely size up their missy designs.

It's a fact that the plus sized customer wants to wear many of the same fashions as her skinny trends. But she wants to be trend right with a fit that is both comfortable and flattering. Our mission evolves from this as we seek to make her look stylish and feel sexy, confident and happy. Pictured here is one of our strip centers, located in Madison, Mississippi.

We also have stores in the mall. Pictured here is Pembroke Pines location in the Pembroke Lakes Mall, right outside of Miami. It also depicts one of our side by side locations where we have both a Cacique and a Lane Bryant entrance. Many years ago, we rolled out about 140 of these stores nationwide that are both in strips and mall locations, in the balance of our chain, our Cacique is a separate department that is in the back of the store, typically by our wardrobe room. We'll talk a little bit more about that later.

Regarding the customer demographics. So, in addition to the facts that you see on the slide here, we have performed extensive studies into her psychographics, her attitudes and her tastes. We've identified five major groups of customers and at Lane Bryant, we're seeing to serve two of those target segments. We call them stylishly savvy and attention seekers. These two groups represent 33% of the population, but 49% of the spend in the plus market.

Stylish savvy customer finds shopping fun, is always on the lookout for the latest fashion trends and seeks comfort in her fit. She is confident and willing to experiment with her fashion apparel choices. The attention seeker is brand conscious and yes, specialty apparel are brands for her. She prefers and enjoys guidance from sales associates and likes to create outfits that help her stand out when she enters a room. Within those groups are dynamic, energetic passionate woman with a complete lifestyle. She enjoys shopping and seeks fashion that makes her look and feel her best. And even though she wants fashion and style, she also requires a great value.

I'll share a bit more about the other psychographic groups when I speak about Catherines later.

Our primary competition on the chart here, comes not from other specialty retailers, but instead from the department stores, Kohl's, JC Penney's and Macys are the stores most appealing to her.

What is important to note on the graph is where we sit on the fashion spectrum, much more like a Chico's than the discounters. We sit squarely with the other brands that re known for fashion forward quality merchandise. We are positioned well, offering fashion and fit solutions, both inside and out, and from head to toe at affordable prices.

Our customers profession is what we refer to as pink collar, with nearly one third in teaching and medical professions. When you think medical you can think doctor's office, x-ray technicians, those sort of things. And whether at work, lunch with a friend, or a fancy dinner party, our guest wants to look appropriate and fashionable. Because of her lifestyle, she prefers casual clothing choices a majority of the time and she seeks flexibility in her wardrobe, allowing her to easily transition from desk to dinner.

54% of our assortment is considered core or basic, however this can be a bit misleading, as even core products, as unique styling features that make them more than the traditional basic tops still prevalent today found at most discounters. Our novelty and fashion components comprise the other 50% of our assortment and swing between 20% and 30% for each, depending on the season and the fashion trends.

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OCTOBER 18, 2012 / 02:00PM GMT, ASNA - Ascena Retail Group, Inc. Investor Day

Our merchandise values include providing trend right, the best fit and fit solutions, incorporating great quality along with great color and value for her dynamic lifestyle.

Additionally, intimates comprise a third of our sales. We provide fit solution for all elements of our lifestyle and provide constant innovation, offering minimum of five new bra launches every year. She loves color and print and our intimate goals is to build her confidence while fitting comfortably, connecting emotionally, making her feel pretty, sexy, happy. She loves to feel pretty on the inside too. Our intimate shoppers visit us frequently, as much as five to six times per year.

Our store environment is built with neutral colors. It sets the stage for our merchandising, allowing the product to be the hero. The fixtures are feminine and simple and we know that within our demographic, that she places a premium on the in store experience and values our customer service model.

Our style savvy service model is designed to insure all associates consistently create an environment where the guest feels valued. The environment is all about her. She is welcomed as she enters with a genuine and warm greeting and we seek to connect emotionally while providing authoritative guidance on fit, fashion and value.

Our Cacique offering as part of the in store experience, typically approximately 1,200 to 1,500 feet is dedicated to intimates and as mentioned earlier, usually around the wardrobe rooms, so it's easy and natural for her to grab some pieces to fit to try on as she works her way back to the changing room. Each of our stores has at least one specifically trained bra fit expert.

In the wardrobe area, our wardrobes — rooms are slightly larger than most competitors and we seek to make the experience comfortable and relaxing almost like she's in her bedroom.

And in February 2013, Lane Bryant takes the pleasure in unveiling our new flagship store on 34th Street at 7th Avenue, just a few short blocks away. Our newest prototype will bring freshness and sophistication and the new store design is a celebration of elegant curves, stylish lines and sensual shapes on two levels on 7,000 square feet. The store atmosphere will show our focus on the target customer. Recognizing the emotions that she has. She's confident, happy, feminine and aspirational. We plan to use the elements in the 34th street design in our new and relocated stores that we roll out in the future.

Regarding real estate locations, we believe Lane Bryant has the potential to grow to 1,000 stores nationwide. In addition to the 30 new stores that we will build in fiscal 13, we will close 25 for a net opening of five. But we will also relocated 35 to 40 stores, migrating Lane Bryant mall stores to more convenient power strip and lifestyle centers.

It's important to define the term power strip and lifestyle centers. In our case, we mean three things. Number one, that there's at least 250,000 gross leasable square footage. Second, that it's anchored by a major big box player. We prefer our competition, Kohl's, but others like Target work well too. And third, we seek female friendly co-tenants such as Michaels, [Alta] and even Barnes and Noble.

Over time, nearly 80% of the Lane Bryant stores will be in the power strip and lifestyle and outlet shopping centers. Additionally, as we relocate and open new stores, we plan to shrink the store from the current average of 5,800 square feet to a box of about 5,000.

Regarding market share, Lane Bryant is the largest women's specialty plus sized apparel retailer in the nation and we are uniquely positioned to serve the market. More than half of all America women wear a size 14 or larger, making this segment the majority of the market, and not a niche.

NPD defines the plus sized market two says. The first way is by women who self identify and when measuring the market in this way, the market is believed to be $16.5 billion. But the second way in which they measure is by women wearing 14 and larger. When the market measured this way, the market is $32 billion in its size, which is really identifying that women wearing size 14, 16 and 18 do not frequently identify themselves as plus sized customers.

While our modest comp store growth, offset by lost revenue associated with 27 store closures was insufficient to maintain market share over the last year, we remain the leader in this attractive space with solid plans to regain that share in the future.

As we look to 2012 highlights, beyond becoming obviously part of the Ascena family of retail brands, our highlights for 2012 improve improving our operating results as we leveraged expenses on modest comparable store sales increases and high double digit ecommerce growth. Fueling our ecommerce growth is strong traffic, driven by optimization of natural and paid search and targeted email campaigns, coupled with the success of our universal cart, which links our plus sized brands all on one site, with a simplified easy fast check out.

Social media continues to influence and grow and in our mobile and digital world, we have almost 700,000 Facebook fans and nearly 500,000 mobile phone opt ins.

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Expense leverage was delivered by lower occupancy costs relating to migrating mall locations to the strips, as well as strong expense management, principally store payroll and other store related expenses. We also began the integration of our Lane Bryant outlet business into our Lane Bryant full line business and have currently consolidated the two teams into Columbus.

For our fiscal '12 financials, for your convenience, years '11 and '12 are restarted her with a full allocation of overhead. On the Ascena reporting calendar for the 52 weeks ended in July. So I continue to be confused every day, because the second quarter is now the fourth quarter, I don't know what the hell — so we're going to skip right over this page and go to the next one.

Regarding our fiscal '13 strategic initiatives. As we started the year, and I was sharing earlier through Liz's really hard work with the team, we launched a fresh and modern brand logo and color palette with updated in store visuals, web and social media sites.

Our rebranding effort is an attempt to modernize the brand, eliminating the stigma as a plus sized women store for your mother, by speaking to the latest on trend Lane Bryant and [conceived] fashions while creating emotional connection through the imagery.

We will aggressively begin our fleet repositioning this year. Stores relocated out of malls and into strips typically see sales increase 10% to 20% on lower occupancy expenses. We will drive multichannel growth through continual site launches to remain at the front of innovative shopping technologies, including a compelling iPad experience coming this holiday season.

Finally, but not least, we will increase our fashion relevance and assortment productivity. We plan to gain market share in the tops category by expanding assortment of fashion in knits, woven and sweaters, insuring outfit ensembles that have three top choices for every bottom. We plan to grow active wear as a major category, and our product flow will improve in seasonal apparel with weekly delivers of new fashion throughout the season, keeping merchandise fresh and compelling while generating faster inventory returns,

As we switch to growth drivers here, our new store growth and store relocation plan is the most significant contributor to improved operating results over the long term. In fact, over the next three years, we will open 125 new stores, relocate an additional 125 stores and remodel over 100 stores at lease renewal.

Ecommerce will continue to grow rapidly with increased levels of penetration and we expect modest comp store sales increases in bricks and mortar, driven by the merchandise assortment refinement. Merchandise assortments will turn faster, have a greater percentage of seasonal product with improved penetration in tops, as I previously mentioned and growth in the category of active. Plus, better alignment of the accessories and jewelries with the sportswear assortment.

Over time, the result of these drivers will lead us to mid single digit sales growth resulting in operating margins in the high single digits. Thank you for the chance to share the Lane Bryant story. And I'd like to turn it over now to George Goldfarb, President of Maurices. Thank you.

 George Goldfarb - Maurices Inc. - President

 Good morning, everybody. I'm George Goldfarb, President of Maurices. I'm not really sure about that Duluth reference earlier. When I left there yesterday it was 30 degrees, I mean what's wrong with that, and there's not a lot of snow on the ground yet.

But anyways, it's a pleasure to be here and to have the opportunity to share the exciting Maurices story with all of you. I have two members of our great executive team here with me. I have Mary Bradley, our General Merchandise Manager in the back of the room there. If you get a chance, say hello to Mary. Tenure is with Maurices a seasoned merchant. Had a great background prior to Maurices. Ran our casual and our dressy pieces of the business and recently promoted to GMM, and it's great to have her on the team and a great partner.

Also have Brian Thun, who is our Chief Financial Officer, 20 year veteran with Maurices. Strategic with a great financial background, promoted this last year, a great addition to our mature executive team, which has a great breadth and great longevity. So proud of the team and it certainly is validated by our results.

So, moving into our mission. Really the foundation for our success over the years has always been tied to the small to the middle markets. We've earned the reputation as fashion authority and valued hometown community member through really the connections that we foster with our customers and our communities.

To that end, we continue to focus and position our brand to be simply the best hometown specialty store. Just an example, one of our strip center stores. The azure color is unique to our brand as are the awnings and the light box of the storefront to really showcase our products and our promotions.

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OCTOBER 18, 2012 / 02:00PM GMT, ASNA - Ascena Retail Group, Inc. Investor Day

Here's an example of one of our mall stores, our recent expansion has really centered around roughly 50/50 malls to strips. Here's a mall. The malls have worked really well in gaining — one of the things that we've done to really gain traction faster in malls, especially in the newer non core markets is what we call a hub and spoke strategy, position ourselves near our competition, and again, you can see the azure color is here, and the awnings coupled with our light boxes really setting us off and differentiating us at the mall line.

Maurices targets a woman with 20 something attitude, offering product that meets her needs for casual wear, the club scene, or work. Our target customer ranges from 17 to 34 with really that sweet spot being really that young 20 something customer. This is our unique niche, offers multiple lifestyles across casual, dressy and accessories for both our core and our plus sized girl.

As the chart illustrates, Maurices offers more fashionable merchandise at a moderate price. So, if you look at the scale, the fashion level on a comparable scale to an American eagle or to a buckle, yet at a much more affordable or moderately priced. Then you can also see we're very well positioned with our small market orientation and our high fashion to value offering. Providing us a unique niche again, in the marketplace. Our focus on value has played out very, very well, as validated through the recent economic cycles.

As mentioned previously, Maurices offers product that meets all of our customer's lifestyle needs. It's really a great opportunity to outfit this girl from head to toe. We're very fashion focused with denim being a significant driver of the business. Our plus business continues to see strong growth as our fashion level has resonated well with this customer. And in regards to opportunity, when you think about plus, it represents only 16% of our business today and takes — consumes roughly 20% of the real estate. So, great opportunity in accessories, especially jewelry has been soft for us for some time and we've recently taken some specific steps, including leadership and staffing changes to turn that business around.

We focus on making the store environment feminine, fun, bright and inviting. Our fitting rooms are a — our fitting rooms are a key differentiator and are loved by our customer. Each room is unique. We write her name on the door, so it's really a chance to connect with her personally. Just one of the many ways that we provide her a fabulous level of customer service as a well as a great experience.

We provide a place for her friends to sit and be comfortable and engage in the fun shopping experience with her. There's the shopping experience, a nice comfortable area.

I've included a shot of denim, which is a great every day value at $29, representing a significant portion of our business.

We've got a very strong presence in the small to mid markets with roughly 70% of the stores and trade areas with less than 150,000 people. These small markets have no regional malls or competition and Maurices is the fashion destination. We have significant growth potential as we see the prospect for over 1,250 stores, including Canada. We see at least 1,100 stores domestically with another 150 stores in Canada. We recently opened in Canada and are doing very well. We'll open 60 new stores this year, netting out 50 or so with up to 10 projected closings, roughly 15 of the 60 will be slated for Canada — or are slated for Canada.

Highlights from 2012 included the continuation of strong EBITDA performance, delivering $129 million with our quality of earnings exceeding 15% of sales. We continued our strong new store program with 50 domestic openings in our first six stores in Canada. We've initially knocked the cover off the ball in Canada, filling a void with our unique niche. The void of the 20 something offering, multi lifestyles and plus merchandise, those are voids in Canada.

Ecommerce maturation continued as we've achieved a 5% penetration in just over two years with growth over 80% last year. We also set the stage for increased direct sourcing by starting to ramp up the needed organizational infrastructure and processes.

Looking back over the past fiscal year, our strong new store and ecommerce growth coupled with our 2% comp drove a 10% sales increase. The two year comp was a healthy 12%. Merchant margins were challenged as we faced a competitive promotional environment during the fall season that resulted in some additional mark downs to drive the business and also, we missed a few trends and have made changes in leadership to address.

Despite the margin pressures, we were able to achieve $129 million in EBITDA at 15%.

Now, let's look at our 2013 initiatives. We'll remain focused on continuing our strong new store and ecommerce growth. We're currently working with an outside consulting firm to create a roadmap to support our ecommerce growth objectives and making necessary investments in infrastructure.

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Our merchandise team will be focused on improving execution, insuring greater consistency of a strong merchandise offering. We've had some missteps in 2012, in a reference to capitalizing on trends, which we feel have now been addressed. We elevated Mary Bradley, who's here today, as mentioned earlier to GMM and are currently recruiting a CMO to drive the product development transition and trend.

We're also focused on more disciplined markdown management that will result in improved margin rates with our new sourcing infrastructure in place, we're looking to grow the direct source business by 50% that will result in improved margins as well as a unique product on trend and focused on our target customer.

Lastly, we'll be enhancing marketing efforts that focus on customer acquisition and retention, customer data base growth, our new direct mail order strategy and social media.

Beyond 2013, we see extensive runway ahead, with significant strong growth domestically and we've only scratched the surface in Canada. Again, I'll be very disappointed if not over 1,100 stores in the US and well over 100 in Canada. We see ecommerce growth potential in excess of a 10% penetration from today's 5%. We also believe as we look out, three to five years, that we can continue to drive mid single digit sales increases.

As previously mentioned, our plus and accessory businesses are underpenetrated with great growth potential.

To summarize, we anticipate continued improvement in operating margins, leveraging our shared services initiatives, sales growth, including — or resulting in mid teen operating margins.

Thanks for your time, I'll now turn it over to Jeff Gerstel, and thanks for your interest and look forward to fielding any questions.

 Jeff Gerstel - Ascena Retail Group Inc. - President - Dressbarn Division

 Good morning, everybody. It's really exciting to be here and share the store of Dress Barn with all of you. I've been in my position as President of Dress Barn since December and it's been a really exciting 10, 11 months, and excited to share a lot of that with you today.

So, like my colleagues, I have some of my wonderful team with me today. Keith Fulsher is our Chief Merchant. Keith has been with Dress Barn for 18 years, before that Macy's and has been the rock on our team in terms of taking a fabulous knowledge of our customer and also an aspirational view of what the brand can become.

Also, John Pershing, our Head of Human Resources. John joined us about a year and a half ago, after a 20 something year career at Best Buy where he started in college. At Best Buy, John was in charge of executive vice president of global human capital or something like that. So, it's exciting for us to be able to attract really amazing talent to our team. Someone who had led the human capital role for a Fortune 50 business coming down to us out in Suffern. So it's just a — sort of an illustration of my philosophy, which is if we build a team of incredible people, we're going to create incredible results.

And then also our newer addition, Raana Zia. Raana's our CFO. Raana joined in May, before that, she had spent about 10 or so years with Banana Republic and a little bit of time with sears. So Raana's been wonderful, bringing a lot of passion, excitement and brains to help elevate the operation.

Now, since I'm the home team here today, I have a lot more members of our network. Over there, Elise Jaffe has been our Head of Real Estate. Stand up too.

And I also have the unique privilege, in the building where I work, not only do I have my wonderful predecessor, I have his wonderful predecessor, our Founder Elliot Jaffe and our Founder, Mrs. Roslyn Jaffe.

So, one thing I'm not short of is advice, believe me. And — but it's wonderful, the 50 years experience with a customer that Mrs. Jaffe started with 50 years ago in Stanford Connecticut is what grounds us and guides us as we move forward to the future. And it's also — no one's mentioned it, one of the great synergies of Ascena is the team that we've assembled. And for someone new in this role, David's obviously a wonderful help. Mike's been an incredible help to me and working together with George and the shared services team has really been a big plus and now I've got Tony. So, it's all good.

So, anyway, let's get into the Dress Barn story. Let's start with mission. We all go to work every day, we get up in the morning and what gets us excited? At Dress Barn, every day, we want to make a difference in the lives of our customers. Tony mentioned some of the similar points. What we bring to the customer is helping her feel confident about herself. When you look good, you feel good and you can go out in the world to make a difference. And how do we do that? Specialty fashion catered to her needs in an environment that she enjoys shopping, and at a price point that she can afford.

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So, think about when you go shopping. What do you like? You like nice service, you like a nice setting, you like the merchandise, you want to feel good and look good in what you're buying. The same thing for our customer, but oftentimes it's at a price point much lower where that type of experience tends not to be available. For our customer, shopping at a Chico's or an Ann Taylor is aspirational and we try and take an experience she can't get elsewhere and bring it home for her.

So, our purpose is simply inspiring women to look and feel beautiful.

For us, when I took over last year, we started with a purpose. Why are we here, what are we doing? Why are we coming to work each day? And last month, we completed our quarterly survey and 98% of our associates, both in the stores and in the office, said they're familiar with our mission, it anchors them to why their jobs important and they're confident in our direction.

So, that was really exciting to me, someday it'll be 100%, but it's some — it's exciting to see being ahead of our expectations in terms of getting the whole team aligned.

Now, let's talk a little bit more about our customer.

Again, with 50 years of experience, we know her really, really well. Right now she's 46 years old. Household income in the low 70s and when we talk about our target customer, we're looking for someone who thinks she just turned 40. Maybe not quite chronologically, but how do you feel, how do you think? And how do you want to show up in the world?

Teachers, administrative assistants, office workers. Again, it's that pink collar. Today she's 46 years old. If we were here two years ago, I would be saying she was 50 years old. And it's not that we've walked away in any way from our current customer, what we've been succeeding is bringing new people into the fold. So getting a bigger balance and a broader assortment, which is exciting to see.

Form a competitive point of view, you can see we're sort of off in our own in that we've got a lot of white space. We're in $1 billion market. There's a lot of people in this industry, so why pick Dress Barn. Why do customers come to us? And if she's not coming to us, where's she going?

Well, overwhelmingly, when they don't come to Dress — when they're going to Kohl's, Penney's, and Macys. That's the lion's share of whom we compete against. So, why is she picking us? We're here to create a special place for her. Where she can come and feel special in a boutique, service oriented, relationship oriented experience as opposed to a mass market experience.

I like to shop and fortunately I have a very cooperative wife, and for me, I often get inspiration going and shopping some of the higher end stores. Whether in Madison Avenue, SoHo or once in a while in Europe and I get excited by seeing what these stores do. They create a feeling, they create a place where some people can go and some people can afford to be pampered, feel special and to me, what gets me excited, what gets our company excited is trying to translate an experience like that to a customer again in a price point that that's not typical.

Think about Julia Roberts in Pretty Woman — not the prostitute side, but the shopping on Rodeo Drive, when she goes into a store that can be a very intimidating experience and when the story continues she felt special and feels like a pretty woman. So, we view that as our mission with our customers and it's pretty exciting. And that's what sets us apart.

Okay, product overview. You've got this slide, I don't want to go into too much detail here. We — basically we offer merchandise that fits the lifestyle needs of our customer. A customer wants trend right, but not trendy. She wants to look good, she wants to feel confident. But she's not wearing what's coming off the runway by any means. It's up to us to edit that and interpret that for her in a way that she'll react to.

Two thirds of our business approximately is missy sized with one third of our business plus sized. So I guess we're a little competitive with Tony, but we overlap nicely.

When we talk about store environment. We're looking to create an environment that's welcoming, comfortable, we've got attractive fitting rooms. Maybe this isn't the best picture of them, but take my word for it and it's really creating attractive displays, comfortable experience, welcoming but the more important thing to us than the environment is the experience and the relationship. Our differentiating factor is in service and the relationship we create with our customers. And that's what sets us apart. So the relationship is the difference.

In terms of locations, right now we're up to 835. The 827 was at year end. 40 of — we've got 40 new stores scheduled for this current fiscal year, which will be the most we've opened in over five years. Strip centers continue to be the majority, but we've got a new phenomenon, this year — this past year, 25% of our openings were in malls. And these are B malls. But they're solid for us, it's where our customers shopping and we've done — we've done well, exceeding our expectation. So, continuing on this path, 25% of our openings this year of the 40 will be in malls as well.

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Malls make up 4% of our fleet today. So they represent a nice growth opportunity for us. Also, looking at the success of Justice and Maurices, we're starting to look north as well to Canada. Guess its a little closer from Duluth than from New York.

Highlights of last year, as I mentioned, we turned 50, we still feel good. It's a very youthful 50 and we broke $1 billion in sales for the first time in our history. We opened 27 new store projects, including some relocation, which again is the most we had done in three years.

Ecommerce was our first full year. So we hit 2% penetration and on $1 billion, you can do the math, 20 — a little over $20 million and obviously we see that as a huge opportunity of growth with an opportunity to each or exceed 10% of our business over time.

Our blush perks program, which is our loyalty program, kicked off in December. And this was huge for us and exceeded anything we expected. At the time we launched the program, we were capturing about 52% of our customer data. So you come in to buy something 52% of the time we could identify who you were. Today, that 50% has gone up to over 80%. So, as a result, we've grown our database of marketable customers by over 15% was the biggest growth we've ever achieved.

So, obviously more information equals more effective marketing and it's also — it's also helped us increasing the frequency. We're now up to that 80% of our customers shopping us 11.9 times a year. So, basically once a month she's coming into check out what we have to offer. Which is fabulous.

The year also had a tremendous amount of changes. For those of you who've been following Dress Barn for a long time. We're modeled as a solid business, consistent, reliable, and a reasonable economic model. But maybe you didn't have growth in that sentence and we're here to talk about growth and how we're going to get his business growing. Again, it's $1 billion market. We've got about 1% of it, so that looks like a lot of upside.

So, what do we do? We've implemented a whole series of changes and I wanted to give you a few of the highlights today.

First of all, talent, I mentioned our executive team. We've got nine people on the team, many new faces, but also continuity. Ron is our new CFO I mentioned, we have a new head of stores, a new creative director and in November, we're welcoming a new head of marketing to our organization. And in fact, of the nine people on the leadership team, seven of us are either new to the Company or new in our position over the past year or so.

We're aggressively building our talent, looking to bring in world class talent to our organization. John and Raana being one example.

Again, with the belief that if we have the right people in place, drive the vision, and we execute well, we'll be sitting here next time talking about a lot of growth.

Beyond that, as I mentioned, we brought in a creative director. This is big for us. So, for the first time, we're now building and investing in an internal design capability. Under Keith's leaderships, this is something we never had before and it's something that's going to improve the style direction, the consistency of the offerings in the store, but also create a margin opportunities through Ronnie and his direct sourcing team. So, again, another synergy that's helping us build our business. It also creates a much more unique offering to our customer, which helps us stand out.

With our sales per square foot of around $165 a foot — yes $165 a foot, there's a lot of opportunity and this is key, elevating our merchandising, the key way for us to get that up.

Talking about merchandising, we've restructured our entire merchant organization. Last year, our plus size and our missy's sized business had 30% overlap in styles. What we found is that plus sized customer wanted the similar styles, with some modification, but they wanted more consistency. Today we're up to 90%. So we went from 30% a year ago to 90% today and so far, the results are exceeding our expectations and our woman's business is growing very nicely.

The other nice thing, from the financial point of view, is if you now have one buying team buying both size ranges instead of two, there's an opportunity. So, we were able to reduce our number of buying positions by about a quarter, and move that to continuing to build our planning and other infrastructure in our building.

We've reduced SKU count and the other important thing you might have noticed if you've been in our stores is we've introduced a new label called [Rosen Alley]. Might recognize the name Ros from Ros Jaffe, but any coincidence notwithstanding. So what we found is it's doing pretty well. We're very encouraged by the results and it's opening up a new possibility for us to look at what are the barriers to entry for customers to our brand and we're asking a lot of questions and studying the branding questions as we go forward.

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OCTOBER 18, 2012 / 02:00PM GMT, ASNA - Ascena Retail Group, Inc. Investor Day

So again, talent, merchandise, branding, loyalty program, this head of marketing has a lot of work and a big job to do and we've got the — a heavy hitter coming in that really excited about. Also on the field side, we've eliminated 10% of the supervisory positions, the district and regional leaders. Again, taking that payroll and redeploying it into other growth pieces of the business like ecommerce and this design function.

We — it's interesting that despite these changes in the field, again, we're achieving the highest engagement scores we've ever seen, and that's a function of connecting what people do in the tore every day to this purpose and focusing them on what they love to do, which is exciting and taking care of the customer.

One last interesting thing we introduced this year was something called mydressbarn.com. This is a way for us to communicate with everyone in our company and solicit opinions, ideas, and points of view from everywhere. And with 8,000 associates in our company, in August we surpassed 1 million page views. So this thing — I guess the expression is gone viral, and it's interesting because sometimes be careful what you ask for. But it's a wonderful exchange of information and ideas and just a great feedback mechanism, we've been really thrilled with that.

So, again, lots of changes and while we're maintaining and managing the short term performance, we're really building for the long term direction of growth and prosperity for Dress Bar.

Okay, financial, this I'd call the opportunity slide and coming after Mike and George with — it shows there's a lot of room for growth. So, we've been a mature, stable business that reliably generated cash flow year after year with these 50 years we really know our customer well, but at the same time, this knowledge and experience guides what we're building for the future.

How do we take that customer, how do we work with what we have and continue to add and build on. Like we've seen the average age come down by two years. We're seeing new people come into the fold and they're liking what they see. Which makes me very excited about the future.

From an initiatives point of view, as I said, there's been a lot of learning among the brands. Scott talked about hottest and easiest and that really resonated with me and as we've gone forward with setting our priorities, it starts with fashion. We've talked about hottest, meaning having what our customer wants in quantity when she wants to buy it. So how do we improve our fashion authority, whether it's through the creative direction, aligning our merchant teams, or what have you, that's one of our main focuses.

We took our first survey in March, we were pleasantly surprised with the results and how she thinks of this, but yet there's obviously opportunity. And this isn't something that's going to be solved in six months or a year, the long term objective for the business in that front.

I talked a fair bit about store experience. Similar to what Scott described, we think in terms of easiest. Essentially knowing what our customer wants and being there to solve her needs and solve her issues. So again, we perform better than we might have expected, but yet we also see tremendous opportunity going forward.

On the marketing side, building our brand is huge opportunity for us. I mentioned the new head of marketing starting next month. Looking at our promotions, our cadence, our vehicles, and our overall brand strategy and how we go from there.

In terms of growth, getting Dress Barn growing again. 40 new stores this year, more than we've done in over five years. Malls, a whole new world for us, and now starting to look at Canada and other places for additional future expansion opportunities. Ecommerce continues to be huge. Picked up over $15 million of sales in ecommerce next year and it's on track to have another wonderful year this year.

And finally talent. Maybe it's not as exciting to talk about, but the true driver in our business is bringing the right people. Mike talked about his team as the key to driving that business and I 100% agree with him, and that's been my main focus this year, getting the right people in the right place on the team to bring about the future that we're trying to create. And that's going to continue to be the case in terms of development.

So, lastly, drivers of growth. For us, obviously sales. At Dress Barn, we need to get the top line growing. We've — basically I've been through our comp stores, how do we get the productivity of our stores up through our merchandise and our experience and our marketing. Continuing to grow ecom and investing in this business. So far, wonderful results and very encouraging.

And thirdly, accelerating our new store growth portfolio. A lot of potential for us. We see at least 1,000 stores domestically, plus Canada, ecommerce and others. So, a lot of excitement there.

On the margin side, the design effort we're building is oriented toward distinctive design to help the fashion offering, but obviously the collateral benefit is the enhanced margin. We're doing greater depth per sky in consolidating our sku count to increase quantities, which again helps our margin.

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OCTOBER 18, 2012 / 02:00PM GMT, ASNA - Ascena Retail Group, Inc. Investor Day

And finally, that service differentiator as a way to get rewarded for the service that we deliver.

So, as we go forward and continue to grow, we're expecting growth in the high single digits on the revenue line and looking to grow our operating margin also up to that high single digit level.

So, so far 11 months into the mission here, very excited about where we are, further along than I ever expected at this point. Thrilled with the team and the opportunities we're seeing and just very excited and poised with the future. So that's where we are in Dress Barn. So, thank you very much.

And here's Tony again. Tony.

 Anthony Romano - Charming Shoppes, Inc. - President, CEO

 So, I heard that groan, because you were going down the table, you go only two more guys, then it bounced all the way back. Don't panic. In all sincerity, it's been a little while so if anybody wants to stand up and stretch or give me a big yawn, go ahead and feel — please do.

All right, so excited to talk about our Catherines brand and a big thing that I'm going to try to do is also kind of differentiate between Lane Bryant because we do think there's an important interplay that makes a difference.

Like all the brands, we have some other of our leadership talent with us. So, Joan Munnelly. Joan is our Chief Merchant Officer for the Catherines team. Joan's been with us almost two years and has some extensive experience from Macy's and Claire's and Justice, right? So we got a lot of experience and skills that Mike trained her with over the years as well.

We have our — Brett. Brett is a — what a 15 plus year veteran at Charming Shoppes and he's our Senior Vice President of Finance and Operations. Together, Brett and Joan co-lead the Catherines and they just recently assumed that additional responsibility and we're very excited and encouraged about their continued leadership in that role.

Also with us, we have Brad Orloff. Brad is — leads our marketing function in the Catherines brand. Brad's been in the group a little over a year. Right? About 18 months at this point in time. So the team is relatively new, but beginning to gel and we're really excited about the leadership team we have there.

So, just briefly about Catherines, I'm sure by now you're starting to see the theme about making people feel good about themselves, really resonating within each of the Ascena Retail Brands. And really, at Catherines, it's no different. It's all about inspiriting women to look, feel and be their best.

In Catherines case, they've taken it one step further with a brand promise, and that brand promise is we fit you beautifully. There's actually a good point to just stop and think about this now, because there's been a big stigma in the plus sized market and that is that a plus sized woman just wants clothes that fit, she wants the clothes to be black or dark, so they're slimming and she doesn't want or need fashion.

Well, we add the tag line, we fit you beautifully, so that it's a call to action for our associates to recognize she wants to feel and be just like her skinny friends, I think Jeff called it out as well. She reads People Magazine and she watches movies like Pretty Woman, she wants that same experience and she does want to be like her skinny friends.

Catherines is a destination with a strong loyal customer base and effectively entirely strip center base. This is a strip center in Mesa Arizona — in Mesa Review outdoor mall.

The customer demographics — so what you'll see here is you'll see the 45 plus and if you recall, the Lane Bryant was 30 to 45, Catherines sizes serve 18 to 34 and offer some more generous fit with its garments and while both brands serve the plus customers, Catherines is serving a different psychographic. If you recall, I talked about the five types of segments. Catherines also targets two segments, those additional segments are the positively confident and blend in basic customer.

The positively confident customer is bold and optimistic. She's mature, comfortable with her size, and delights in expressing herself together apparel choices. She is less likely to have children and she's to a trend setter but does seek updated classics and will adopt trends later in their lifecycle.

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OCTOBER 18, 2012 / 02:00PM GMT, ASNA - Ascena Retail Group, Inc. Investor Day

The blend in basics woman is inspired by ease, convenience and simplicity in shopping. She prefers casual comfort and multiple colors in her favorite styles. She skus towards the higher end of the age range and the size range and has the lowest average income of all the customer segments.

She spends a bit less than the positively confident woman, but is a loyal, predictable core customer.

The fifth and final psychographic segment are what we would call the bargain lovers and it's just as the name implies. She loves the thrill of the hunt and seeks fashion at a price. This segment is the least loyal and is captured by both Lane Bryant and Catherines in a normal course of promotional markdown cadence we do not actively market to her.

As we think about the competition and the competitive position, Catherines sits almost on the axis, slightly fashionable, but moderate in its price point. And as we think about the fashion adoption curve, Catherines customers are patient followers and will wait until the trends are mainstream before adopting. The bottom line is when she sees it in People, when she sees it in US Weekly, she's ready.

Catherines primary competition, like Lane Bryant comes from the department stores, namely Kohl's and Penney's, but also Wal-Mart resonates strongly and resonates strongly with the customer in these segments.

I'd like to point out now is more than 50% of sales at Catherines are in a unique niche. The niche called the extended plus size. For us, we tag that as size 26 or larger. In this group, her options are limited as the vast majority f retailers offering plus sizes stop at size 24.

At first glance, positively confident and blended basic customers would seem to have nothing in common. However, as we looked more closely, we discovered that our blend in basic customer identifies well with core products developed with simple but elegant styling features, enjoys those selections, while the positively confident customer uses them as layering pieces.

The bottom line is the blend in basic woman will buy one in every color, the positively confident woman will buy one to complete her outfit.

Casual remains the strongest category as the easy and relaxed features are important to her. And novelty is a big part of the assortment as our positively confident girl is looking for choices.

As we move into the store environment, the store layout is meant to be spacious with ease of mobility between fixtures, seating is provided for our guest's comfort. We aim to provide exceptional customer service including assisting our customers in the dressing rooms and through our customer surveys we track how we are doing. Our store managers get high marks for being attentive, authoritative, and friendly. Put simply, our customer trusts her.

Recently, we relaunched our denim program, just in September, and this store shot is an example of how we seek to make an authoritative statement that is easy to shop for her.

Regarding locations, we are nationwide brand with a concentration of stores in the Midwest, southeast, and south central. We are mostly located in strips and then the features of an A location are convenient parking, easy access and high visibility in main trade areas.

Sales, as David mentioned — sales per average store are down 20% from their peak prior to 2008, and we're in the process of reclaiming our heritage and rebuilding that volume.

While we work toward increasing that volume, we are not planning to invest any significant capital into the fleet and don't expect store growth until we approached increased volume levels. At that time, we will evaluate that store unit potential of Catherines, but realistically, we do not expect it to have the same store unit potential as Lane Bryant.

We look to — and we think about market share for Catherines, we think in two parts. First, the leadership position in the extended plus sizes. Again, 26 and larger. That market is about $2.2 billion and we expect to be a leader in this category and to continue to grow our share.

Second, the overall plus market positioning provides Catherines a complimentary and niche player to Lane Bryant. And while we're a leader in this attractive space, we did experience a slight loss in market share, this is result of Catherines closing 30 underperforming stores or about 6.6% of its chain in 2012. The majority f the sales were offset by 3% comp sales increase and the remaining change and strong double digit ecommerce growth. Although he clothes store volume lost short term market share, the closings were strategic in nature and improved overall EBITDA performance for the brands. However, the level of EBITDA performance is still unacceptable and we believe we have significant upside potential in the future.

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OCTOBER 18, 2012 / 02:00PM GMT, ASNA - Ascena Retail Group, Inc. Investor Day

Quickly, glancing through the 2012 highlights, during 2012 Catherines performed with improved operating metrics in all areas and we continue to experience very respectable growth online and expect to continue for the foreseeable future.

Expenses decreased related to the closing of the underperforming stores and savings in payroll labor and store related expenses.

Catherines also launched a cohesive rebranding effort under the tagline we fit you beautifully, and again, so much credit belongs to Brad and his team who did all that work internally and was meant to integrate a fresh customer focused approach at every touch point across all the business.

We saw improved operating metrics across the board with modest comp increases, strong ecommerce growth, now representing nearly 10% of sales. Catherines froze sales with reallocation of inventory investment n out of year round bottoms and into seasonal tops. Accelerating the tops inventory turn and sales volumes. Decreases in costs were a key contributor to the improvement of our overall EBITDA for the year. Same problem.

So, for your convenience, we've restated fiscal '11 and '12 for the fiscal year, 52 weeks ended in July and again, these also include fully burdened from a corporate allocations standpoint.

Switching into fiscal '13 strategic initiatives. Strategic initiatives for the year include multichannel growth, merchandising initiatives and marketing. Ecommerce growth will continue to be a key sales driver as we make sure to engage her in all channels in which she chooses to shop. W e will improve our inventory productivity by assuring our assortments are current, appropriate, and relevant. Evolving, not aging.

Examples of key merchandise strategies include a petite strategy, a hot zone strategy, category growth in sweaters, knits, denims and wovens, and continued reinvestment of year round intimates into seasonal and fashion choices. We plan to increase the amount of products we direct source, supporting our inventory productivity and adding to profits.

On the marketing front, we are streamlining events and expect to drive more in sales with less circulation. We are expanding planned events and great deals around key holidays such as labor day and Columbus day, and we'll be marketing to the Fashion Bug customer, as David had mentioned, that sales transfer program and seeking to migrate as much of the sales as possible. And we are specifically target marketing size 20 and larger for the Catherines brand.

As we look to the growth drivers, Catherines success will be driven by sales growth per average store, through a number of the aforementioned merchandising initiatives and traffic drivers. Our plans for modest comp store increase driven by merchandise assortment refinement and continued ecommerce growth are highly leveraged as incremental sales will require minimal additional store labor investment.

We are supporting our plans for increased level of direct source product by building the direct sourcing team and design teams, and streamlining processes.

Catherines leading market position of extended plus sized women's apparel provides incremental operating income with very little additional fixed corporate overhead. Our long term economic model will see mid single digit comp — mid single digit sales growth again resulting in high single digit operating margins.

Thanks for your attention, I'll now turn it over to our Chief Operating Officer, John Sullivan.

 John Sullivan - Ascena Retail Group Inc. - COO

 Thank you and good morning. We're going to shift a little bit now from great encouraging stories from five terrific brands, talk a little bit about the back end of our business and I share along with several other peers the supervisory responsibility for our shared services growth. That's my focus this morning. I'll offer some insight into exciting strategies that have been designed to shirk corporate overhead and drive synergies across our brands.

There are two themes in this first slide that I'd like to call out for you, they're meaningful in our first or inaugural offsite with the shared services team we spent a heck of a lot of time on this. The first theme is that the brands are the primary focus. Noticing the positioning of shared services in that inverted pyramid, it's important as to the shared services team that we're all about supporting and riving these objectives of the brands first.

Secondly, in the words — there's three or four of them that really resonate with me. First is quality and then the next couple, cost efficient service. And those are the hallmarks in the expected outcomes of well defined shared services group and we're on our way to that goal.

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This slide here represents what I would suggest are the traditional functions of a specialty retailer of shared services group. We've harvested these from the brands purposefully for a couple of reasons. First, we want to allow the brands to invest more of their focus, more of their intellectual capital on these great strategies driving growth. All of those back end functions and services under this common shared services umbrella. We expect that that will drive cost efficiencies, ring out corporate overhead and drive synergies into the brands.

For example, we recently embarked on the integration of Charming's payroll system, pulling that out of the front of the brand, bringing it back into the shared services, that activity alone will drive a 10% cost reduction that will be enjoyed by the brands. And I'll share many examples like that with you this morning.

What's perhaps unique about this particular shared service model is its geography. It's not centrally located. We have round special complementary activities and capabilities in every one of these brands. So, if you ask where our shared services team sits, sits in Duluth, sits in Suffern, sits in Columbus, sits in Bensalem. We're very unique model.

This morning I'm going to focus on very strategic activities that the shared services group is pursuing and later Armand will give you a little bit of insight into the financials of these six strategies.

So, let me just briefly touch on each of them. The first strategy is to optimize our distribution and our logistics network. Those push pins you see there, they represent our existing DC properties across the nation. There are four of them, the comprise about 1.5 million square feet of distribution space excluding Baltimore Maryland which you know that we are divesting as part of the Fashion Bug sale. Each of these facilities, they vary. They vary in size and they vary in sophistication. Earlier this year, we launched an extensive analysis of our distribution network. By that, I mean we studied the concentration of our existing store base, we spent a great deal of tine with these gentlemen to understand their forecast for sales volume through a design year of 2019.

Like many of the shared services functions, and I think that you'll hear this multiple times this morning from me, like many of the shared services functions, this business become more efficient, more cost effective, with more volume. And that's what Charming brought to us, more volume.

For this reason, and for some others, we recently introduced a strategy to consolidate all of these retail distribution centers under one single roof. And that roof — that home will be Columbus Ohio. A little bit about that, our plan is to expand our Columbus Ohio facility. We're going to invest in information technology, high speed sortation equipment and robotic storage and retrieval systems that really take labor right out of the model. The facility is planned to open in Q1 [2004]. This, I think, is a fantastic investment and it will have meaningful impact on these brands. Let me give you an example.

Some of these brands, they've going to enjoy upwards of a 25% reduction in the cost of processing a single unit with this strategy. Investment has a quick payback period and I think that you'll find an attractive return on invested capital.

Strategy two, a little story. I recently visited my daughter in North Carolina, and like most dads, first thing that we did was we went shopping and we went to the mall, one of these power malls that the team was talking about in Afton Ridge North Carolina. And the first thing I saw was a beautiful Lane Bryant store and I hadn't seen many and I was anxious and as you would expect, went right in to meet the team. Tony, it was a terrific team, and what I noticed, was sharing a wall with that Lane Bryant store was a Maurices, another terrific site. And 100 yards down, there was a third Ascena brand, was a Dress Barn store.

Now, our real estate team has schooled me a little bit. They've told me that there are about 360 trading areas, meaningful trading areas in America. 90% of those areas, we don't profit in, we have a label in 90% of them. 80% of those, they have multiple brands. Now, as a supervisor of distribution function, I know that those stores in Afton Ridge, that produce was picked and packed by three different teams in three different distribution centers, who have three different P&Ls with three different sets of fixed costs and disappointingly, when the product left that DC, it left in three different trucks.

I also know that 60% to 70% of our distribution and our logistics budget is invested in transportation. It's the biggest nut in the P&L. This new strategy will allow us to pick and pack all of that product that went to Afton from one team, from one distribution center, and most importantly, remember the 60% to 70% will leave that facility in one truck. This I think is a super powerful strategy.

Talk about strategy three, I'm encouraged, I've heard every one of these brands this morning, they talked about the growth drivers in the future and I think, from each of them, you head about ecommerce as a power driver of our business.

All of them are growing. We are challenged today with our current business model because all of these brands are serviced by three outsourced providers who fill, and pick, pack, ship, service our website, handle our calls. All those functions are outsourced. And while that is a brilliant way to start a business, we're at a point in time now where we need to bring that home. Why do we want to do that, it's more cost effective, and frankly, this is a business where you have to be nimble, you have to be quick, you have to have high velocity innovation. You can't sit in line behind five other customers of those third party venders and ask for a change. So, that you will hear is an announcement that we've made recently for a new project to bring all of that fulfillment service under one roof.

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We find ourself as part of the acquisition with Charming with a marvelous facility in Indiana, Green Castle Indiana. It's about 845,000 square feet I would suggest to you that it is one of those big boxes. We've commenced to refurbishing program. We'll transform it into a state of the art ecommerce facility, complete with new systems, high speed technology, high speed sortation equipment.

This facility is scheduled to open early in 2014, and as the physical construction nears completion sometime in 2013 we'll the n start thinking about platform services, web development, call center support, as part of the acquisition also, we've acquired highly scalable computer software that allows you to build websites. We own that today. This is exciting to me because I think that it will deliver on this vision that you've heard the gentlemen speak of, this omni channel concept to integrate our ecommerce facility and our stores so that the experience is seamless. It's a very big idea, it'll significantly reduce our processing costs and give us the ability to really innovate in a rapid manner.

Fourth, and prominent, I think this is a core competency of the Company. Is expanding our direct sourcing capability. We heard a bit about this from each of the brands. We anticipate to expand this deeper into categories that we don't currently do business and broader into some of the businesses that today are on an agency or a marketing — a market model.

By way of acquisition, we find ourself with two capable sourcing teams. Here's another opportunity for consolidation which will have — which will be done domestically as well as internationally.

And lastly, this is another area that we are attempting to supercharge with technology. We own that technology today, we're in process of growing it out to our partners domestically as well as to these overseas offices, potentially on into the vendor community. More to come on this strategic initiative.

Fifth initiatives, consolidating our technology platforms. I've talked about technology, it's important it's driving many of these strategic initiatives, but it also has consolidation opportunities. Let me give you an example. Today, we have five data centers around the country. Some on my team would argue perhaps maybe even a sixth, we have one that is cloud computing that's outsourced. Six data centers is terrifically expensive, multiple maintenance streams, multiple labor pools. This strategy will consolidate down to one primary data center supporting all brands with a robust, capable, reliable back up. So, at the conclusion here, we will have two data centers from our current five or six and try and ring out the costs associated with technology while at the same time — the same time, super charging these initiatives that you've heard.

Secondly, as part of our technology platform strategy, we're introducing common systems across all of the brands, and I've listed a couple there for you.

Point of sale, merchandising, warehouse management as examples, financial systems. Case in point, we're in the midst of rolling out very powerful full scale robust financial systems across the entity starting with the legacy Ascena brands, which will go up onto this new investment at the end of this month. And we'll move into these other areas.

Why are we doing that? It truly does ring out the cost of managing information technology. We don't believe that one size fits all across our brands. We are going at this with an opportunity to customize and tailor by brand, but keeping the fundamentals the same so that the cost model is much, much different than it is today.

And lastly, in our technology function, we've got some duplicity there. And so we're focused on unifying our technology teams and, as you would anticipate, there's opportunity to ring out corporate overhead from this strategy.

We touch on the final strategy, the sixth strategy, and that's to optimize our business services. Today in our corporation, we have about 19 work streams focused on these areas. Each one of them is led by a business executive reporting in to David. So they're getting high focus in our company. Many of these will reap opportunities early, early from strategies such as best pricing, volume discounts and elimination of duplicate functions, as I think you would expect. Most however, will require some process reengineering and months to complete.

So, there are shared services — these are the shared services six strategies. I will tell you that the leadership team is very encouraged about what this brings our business and what it can do to the P&L. and for that, I'll introduce Armand, who will walk us through some of the numbers. Thank you.

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OCTOBER 18, 2012 / 02:00PM GMT, ASNA - Ascena Retail Group, Inc. Investor Day

 Armand Correia - Ascena Retail Group Inc. - CFO

 Thanks, John. Before I begin my presentation, I'd like to thank you all for being here today. Old friends, supporters, it's really gratifying to see the kind of turn out that we've received and your interest in our story and in our company. So thank you very much to all of you, I appreciate it.

We've covered a lot of ground this morning in our presentation. My objective is to review our recent financial accomplishments and provide you with a summary of how all the pieces come together, which lays the foundation for future earnings potential for Ascena.

Our financial results, as you've heard from the brands, put it all together and we had record fiscal year performance, both top line and bottom line for the year just ended.

First, I'd like to highlight our sales growth. We've grown from $2.4 billion in fiscal 2010 to $3.4 billion for the year just ended with plans of reaching $5 billion for fiscal 2013. The increases over this three year period have been driven by Justice merger, consistency in our comp sales performance, which have increased 14 consecutive quarters, as well as new store growth and increased store sales productivity.

And last, but not least, our fastest growing segment, ecommerce. Which you're already heard the brands talk about.

Our fiscal 2013 sales estimate also includes our newest brands, Lane Bryant and Catherines for the full year, compared to only a partial of the year price.

Our combined store growth for 2013 includes approximately 200 new stores and 100 closings for a net increase of approximately 3%, ending the year with 3,920 stores.

Our fastest growing segment, ecommerce sales across all our brands exceeded expectations and continue to outpace brick and mortar. We see this business as a long term vehicle to increasing operating margins. Overall, ecommerce sales for fiscal 2013 are estimated to increase at $390 million, which includes Lane Bryant and Catherines for the full year. As a percent of sales, this business represents 7.5% of sales and we think it's got a lot of penetration remaining.

Ascena's adjusted operating income of $332 million for 2012 grew approximately 50% in three years and is expected to grow further to $405 million for 2013. This growth has been fueled by increased sales, margin expansion and expense leverage. Brand results are shown with corporate overhead fully allocated. As previously mentioned, I think its noteworthy to mention it again, the outstanding operating results at our Justice brand, which nearly tripled during this three year period from $64 million in 2010 to $173 million for 2012, as well as the outstanding performance of our Maurice brand.

As you know, we've recently changed our financial presentation for gross profit to provide more visibility to gross margin, buying distribution and occupancy costs. We have recently received positive feedback from all of you on the viability of this change, however, we recognize that some of you need additional assistance when comparing it to last year on our pro forma basis.

Obviously, after this meeting I would be happy to asset you in this process, just call my office in the weeks to come and I'll be happy to work with all of you. Thank you.

As far as our Ascena operating income rate, the grey line, of approximately 10% over the past three years, it's plan to decrease to 8% in 2013 the decrease is primarily due to the impact of the combined Ascena and Charming Shoppes corporate overhead costs, $150 million that is expected to take a few years to work down.

In addition, fiscal 2013 is being planned as a transition year for Lane Bryant and Catherines businesses as they begin to implement previously discussed initiatives to help drive sales and profit.

Our profit growth has generated strong cash flows which have been invested back into our business. Our philosophy under uses of our cash, first are to invest and grow our businesses. Second, to either selectively make strategic acquisitions or buy back shares. We believe this approach delivers the best returns to our shareholders. During the past three years, we've invested $317 million in capital spending primarily for stores and information systems. Over the long term, we expect over a half our capital to be invested in stores as stores represent one of our highest returns. The fiscal 2013, we are planning to spend $325 million, as well as planning to make a $50 million payment against our outstanding $300 million term loan.

Capital spending has increased over the past three years as we've grown our company. The increased capital spending estimate of $325 million for fiscal 2013 includes three major projects, some of which were just previously discussed by John. The first one, $80 million for the expansion of our Columbus Ohio DC facility to handle merchandise shipments to our stores of all five brands. $40 million to retrofit our Green Castle Indiana facility to bring in ecommerce fulfillment. Both these projects have a healthy ROIC which is expected to favorably impact earnings after completion.

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OCTOBER 18, 2012 / 02:00PM GMT, ASNA - Ascena Retail Group, Inc. Investor Day

And last, $50 million for a new combined headquarters facility for Dress Barn and Ascena in Mahwah, New Jersey, which was offset by $40 million in proceeds realized in 2012 from the sale of our existing Suffern, New York facility. These projects represent a onetime increase in capital spending and we expect capital spending on the remainder of these projects in the future. We expect capital spending to revert back to more normalized levels of $200 million for a year.

Some comments on our balance sheet. These comments are selected information as of July 28, 2012. As far as cash and investments, we showed $169 million. Little background behind that $160 million, approximately $115 million of that is overseas, difficult to get our hands on. And $40 million of that number was store cash in transit. My point here is we are trying to maximize as much cash as we can to obviously pay down our debt and run our company.

As far as inventory, as previously reported, ending the year, inventories were in great shape, both levels and quantity and we expect that to continue, ending the upcoming first quarter.

And last, as far as debt, as you know, we have a term loan, a six year term loan, a $300 million term loan and obviously our intentions are to make a payment this year of approximately $50 million. We also have a revolving credit facility of $250 million that as of yearend showed $20 million outstanding and has been paid down to zero. We also have the ability to upsize the $250 million revolver to $300 million, should we elect.

Other debt includes $10 million of mortgage debt that is in the process of being paid off. And the remaining amount are approximately $600,000 from the successful redemption of our $140 million Charming Shoppe convertible debt that we paid off just before the fiscal year end.

Adjusted earnings per share have grown 52% from $0.88 in fiscal 2010, to $1.34 for fiscal 2012. With respects to our fiscal 2013 earnings per share guidance, we remain comfortable with our previous issued range of $1.45 to $1.55 for this year. We are confident that we can continue to merchandise well and capture the efficiencies associated with mid single digit comp increases for the year.

As you know, we don't report monthly comps or give quarterly earnings guidance. With regards to what we're seeing in our business right now, I can tell you that September sales was off than we would have expected. However, with the break in weather, October has been stronger and we're back on track where we want to be. With good rates of comp growth. W e will be announcing our first quarter sales and earnings results on December 5th, shortly after market closes.

To give you more color on corporate overhead costs from the Charming Shoppe acquisition, we've broken down our expected synergies into two buckets. First bucket corporate overhead reductions — our new combined corporate overhead expense of approximately $150 million, with $70 million from Ascena and $80 million from Charming Shoppes. This level of corporate overhead is obviously more than is needed to support our five brands. We are working thoughtfully to reduce these costs as soon as possible.

We've already identified a number of areas and initiatives that are expected to reduce this amount by an estimated $50 million and favorably impact earnings per share by $0.20 over the next three year period. With $0.04 of that amount expected in 2013, $0.08 in 2014, and $0.08 in 2015.

This reduction includes right sizing the corporate structure from the closure of Fashion Bug, as well as consolidating back office functions into our shared service group. In addition, we expect to leverage increased buying power of our new combined companies by renegotiating national contracts and combining common systems.

The second bucket we've identified are potential brand synergies are estimated at $37 million to $45 million at this time. These include the DC consolidation which John has already given you a little background, both the retail distribution, ecommerce fulfillment as well as transportation. In this bucket — this bucket — obviously these particular opportunities include the vast majority of this and we anticipate that this particular amount will favorably impact EPS by 15 — $0.18 in addition to the corporate overhead cost reduction previously mentioned of $0.20.

These estimated savings are expected to be realized as these projects and initiatives are completed. Most of which, again, relate to the DC consolidation estimated for completion in fiscal 2014 to 2015.

You've heard it from our brand leaders and their strategic initiatives to drive further sales and earnings growth. You've seen two slides that identify reductions to reducing corporate overhead and certain projects and actions that will delivery synergies to our brands. Together, these are expected to favorably impact future earnings per share by approximately $0.35.

As a result, we are confident that we can deliver an annual sales growth rate of 8% to 10%, increase operating income as a percent of sales to 12% plus, an increase earnings per share annually by 10%. In summary, you've heard David summarize our investment highlights, that I believe is still worth repeating.

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OCTOBER 18, 2012 / 02:00PM GMT, ASNA - Ascena Retail Group, Inc. Investor Day

We have a diversified portfolio of niche brands, we have minimum competition and we are well positioned to certainly take advantage of an upward cycle in the economy and to minimize the risk should it go down.

We have significant growth opportunities at all our brands. You've heard from our brand leaders, their initiatives to get top line and bottom line growth.

We have a shared service model that is able to leverage and drive down SG&A costs. We have a strong balance sheet and continued strong cash flows that will enable us to reduce our borrowing costs and enough cash flow to still continue to support projects that have healthy ROIC. New stores as well as DC.

And lastly, as far as future opportunities, we will still continue to look at stock buyback, but at this point, our focus is on paying down our debt and lastly another acquisition, which I hope doesn't happen any time soon. I think it's going to take a little time to digest this one.

This concludes our presentations and again, I thank you all for being here.

Before we open it up to Q&A, I'd like to just make a couple of comments. Please before you ask your questions, just raise your hand, we'll get the mic to you. Introduce yourself and your question and we'll go from there. Thank you again, for all being here today.

QUESTION AND ANSWER

 Unidentified Company Representative

 Neely?

 Neely Tamminga - Piper Jaffray - Analyst

 Great. All right, Neely Tamminga from Piper Jaffray. Thank you so much, David, for pulling this together and for the team really investing a lot of time, this has been immensely helpful. Ecommerce is clearly a theme we're hearing. Each one of your brands has cited this as a key initiative. Thank you, John, for explaining what's going on in the back end.

I am curious, from a merchant level, maybe Mike and Tony, you can comment about this relative to your businesses. As businesses go from 5% to 20% of sales for ecom and higher, you need more people more team, et cetera, to do more products online. Can you speak to how your businesses are positioned to really take that momentum higher?

 Unidentified Company Representative

 You want to start Mike? Say how you're building the infrastructure.

 Michael Rayden - Ascena Retail Group Inc. - CEO - Tween Brands

 First of all, we have a centralized design function. So product is not the issue, it's really selecting the right product. Over the last two or three years, as Scott mentioned, we have built our infrastructure and at this point in time, I think we have a full cadre of separate merchants, planners, cite analytics people already in place. So I think we're reasonably well developed infrastructure, and infrastructure is not an issue within our business at the moment.

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OCTOBER 18, 2012 / 02:00PM GMT, ASNA - Ascena Retail Group, Inc. Investor Day

 Anthony Romano - Charming Shoppes, Inc. - President, CEO

 I would echo the similar things for Charming, at Lane Bryant and Catherines, the big thing we may need to add is a little bit more investment in the online merchant team. But the analytics and the web design and those things are in good infrastructure shape.

 Neely Tamminga - Piper Jaffray - Analyst

 Thank you so much. Good luck.

 Jeff Gerstel - Ascena Retail Group Inc. - President - Dressbarn Division

 This on? We're obviously at a very different place at 2%. So, we're actively building our infrastructure. We'll probably double our team this year and it'll still be a fraction of what Mike or Tony would have. In our plans, we've projected building the team, investing the team. We've worked with an outside consulting firm to help us design the organization and chart it out, growing toward $100 million business.

 George Goldfarb - Maurices Inc. - President

 And really, the same from Maurices perspective to get from the 5% to 10%, we're in the process of making infrastructure modifications and have used a third party consultant also.

 Nancy Hilliker - Citigroup - Analyst

 Hi, Nancy Hilliker from Citigroup. I work with Oliver Chen. Our question is more around the real estate portfolio. I know that you talked about Dress Barn having a balance between mall locations and strip mall locations, where do you think maybe that's going in the future?

Also a little bit more flavor on the same brands moving into Canada. And if there's been any more talk about using some of the Fashion Bug locations closing in January towards new locations [this spring]. Thanks.

 Unidentified Company Representative

 I'll start off with Fashion Bug. I think as I mentioned earlier, there are couple dozen stores that we're going to take over with one of the other brands. And then, maybe the easiest thing is just to kind of let each brand talk about their own issues. Jeff, you want to start that?

 Jeff Gerstel - Ascena Retail Group Inc. - President - Dressbarn Division

 Sure, as I said, for us, we see the malls as a new opportunity. It's 4% of the portfolio today and it's 25% of the stores we're opening now. So there's a couple of hundred stores in this B mall world that we can grow into. So we're pretty excited about that and the results again so far have proved pretty compelling.

 George Goldfarb - Maurices Inc. - President

 And from Maurices perspective, we'll probably pick up about a dozen Fashion Bug stores thanks to Tony, and as I mentioned earlier, we're doing about 50/50 malls in strips and very, very successful getting back into the mall game with this hub and spoke strategy. And Canada's off to a great start and looking forward to that.

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OCTOBER 18, 2012 / 02:00PM GMT, ASNA - Ascena Retail Group, Inc. Investor Day

 Anthony Romano - Charming Shoppes, Inc. - President, CEO

 I think from a Lane Bryant — Lane Bryant standpoint as we mentioned in the discussion, we'll wind up with about 80% of our stress in strip and outlet and lifestyle, which again, with a 1,000 store chain, 20% is still 200 malls. Principally the B plus malls are the ones that work best for us, and I think again are important t help us make our fashion statement, if you will.

Catherines will remain completely strip center based. Yet — the convenience of that shopping — parking is so important that you got to park right out front, get right in the door.

Canada's extreme interest for us and we believe that we'll be able to accelerate our entrance because we can learn from what the other brands have done and Ascena brings that to the table, so we'll certainly be studying that during 2013 to figure out when to make it come into play.

And certainly for — in Lane Bryant's case, just quickly, we do ship internationally. We actually using a company called 51 ship to 89 countries. It's not a lot of sales, it's about 1.5% of ecommerce sales in total, but half of those sales are in Canada.

 Unidentified Company Representative

 And just as with our mix of fashion and price, obliviously has the good fortune of our malls and our strips and our power centers and our outlets all work well. So we have very few real estate limitations. The small markets for a — what has been a singular gender small market brand has been well exceeding our expectations, which is why we believe we have such a huge opportunity continuing in the states.

We are today, well over 950 stores, people had said that was impossible in a tween business a number of years ago. We have 18 stores open in Canada, they are open spectacular without marketing, as Scott mentioned. They're performing 50% to 60% better than the stores average mature store in the state without marketing and we believe that market is at least 125 stores and then the third prong for us is we do franchise stores already in the mid east, we do them in Russia, we're in Australia. So, we have an opportunity, really to do international — it's a reality, it's not just a thought for us. So very fortunate to have all those opportunities of growth. Fashion Bug locations are not our normal cup of tea though.

 Unidentified Audience Member

 (Inaudible - microphone inaccessible) [JJK Research]. Two questions, the first is on the direct sourcing opportunity. I was wondering if that encompassed shared sourcing opportunity between Dress Barn, and Lane Bryant and Catherines or if that was specific to the direct sourcing opportunities that each of the presidents talked about in their businesses.

And secondly for Armand, I'm just trying to roll up the EPS opportunity and I know you have 15% to 18% of the synergies, $0.18 from the synergies and I guess $1.20 from the corporate overhead reduction. But then, that doesn't eliminate the 10% annual operating income flow that would lead to 10% EPS, is that correct? So we have in 2014 corporate overhead reduction and brand synergy potential in addition to a roughly 10% EPS projection from operations?

Okay and then, in '15, is it the same level of overhead reduction and synergy potential?

 Armand Correia - Ascena Retail Group Inc. - CFO

 Right now that's why [really] take the brand synergy bucket and try to break that into years, because at this time, we need to get our hands around how all these are going to shake out over the next three to four years. I think as we get longer in this processes we'll have more clarity on how we can break that so called, $0.15 to $0.18 and by the way, it could be more, but at this stage, this is what we've identified. This is what we're comfortable sharing with you. And then, we'll be able to be in a better place of breaking that out on when we expect those synergies to come in in this particular bucket.

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OCTOBER 18, 2012 / 02:00PM GMT, ASNA - Ascena Retail Group, Inc. Investor Day

 Unidentified Audience Member

 (Inaudible - microphone inaccessible)

 Armand Correia - Ascena Retail Group Inc. - CFO

 I would say that based on what we're seeing here, since most of these in the so called brand synergy potential bucket are DC related, I would say they'd be skewed more towards 2014 to 2015.

 Unidentified Company Representative

 [Janet], I wasn't really quite sure what you asked on the direct sourcing.

 Unidentified Audience Member

 Well my question on direct sourcing was more about Dress Barn and Lane Bryant in that — I know each company is — each brand is working on developing their own direct sourcing opportunities. Maybe some private labels for the Dress Barn brand. But I was wondering, as you bring Lane Bryant and Catherines on line — I mean into the Company — integrate it, are there some sourcing opportunities as perhaps there's some vendor overlap, or there could be vendor overlap that would provide more synergies?

 Unidentified Company Representative

 I think at this moment — first of all, Justice is an incredibly well developed direct sourcing model. We do 430 million, almost 500 million of FOB, which is 90% of our apparel and somewhere around 30% of our non apparel goods.

Lane Bryant is also actually well developed in sourcing direct on the apparel side. I think it's about 80% and where they're not well developed and they go through agents is on the Cacique side, which is 30% of their business. So, that's a very big opportunity for Lane Bryant, which we're going to star to work on, and that is done with the old mast that's spun off from the Limited.

So Lane Bryant also is a vertical operation with a design team, and that basically provides the ingredients to be able to do direct sourcing.

Catherines does as well. The two basic brands or the earlier brands, Dress Barn is really just starting to do design. So, at this point is not going to do any direct sourcing most likely this coming year and Maurcies has started down the path doing a small amount, and as George mentioned, growing about 50%. And they are really just starting to build the internal design team, which will allow them then, in order to do direct sourcing.

So, I think down the road, there's huge opportunity, especially in Dress Barn and in Maurices and in the Cacique portion of the Lane Bryant business. And in Lane Bryant, I do think with that corporate overhead came probably a larger infrastructure than required for today's business, especially with our offices as well.

So, there are two offices in Hong Kong. One is the Justice office and there's a Lane Bryant, Charming Catherines office there, much bigger. There's another office in Korea, which is only Justice, and there's' a small office in Shanghai which his only Justice. So, as I mentioned, Ronnie has been our sourcing lead for many years, came from Mass before that and come spring, he's making that his sole responsibility is this synergies and efficiency improvement. So, I hope that answers it.

 Unidentified Company Representative

 Just to add for Dress Barn, and I know you're familiar, we currently — about 27% of our purchases are imported directly. So the change for us and the shift is taking potentially some of that volume that goes through a third party agent, bringing some of that internal so we capture the profit. And secondly, building a design capability to increase that.

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OCTOBER 18, 2012 / 02:00PM GMT, ASNA - Ascena Retail Group, Inc. Investor Day

Right now, that 27%, 28% of our purchases at a direct source can go up significantly. There's two benefits. The cost is nice, but more important right now for us is differentiating the assortment and having that consistency throughout. There's potential synergies in terms of fabrics and factories with the Lane Bryant and Catherines, however I don't think — you won't ever see the same styles in both.

 Unidentified Audience Member

 (Inaudible - microphone inaccessible)

 Unidentified Company Representative

 Yes, absolutely. And gain, that's the Ascena global sourcing model help when we work together because we can source as well from a factory George might be using or Mike, but we all sell a lot of denim.

 Unidentified Company Representative

 Janet, currently there's not a lot of overlap with factories between Lane Bryant and Justice. And that synergy and that opportunity to look at that will happened down the road. I think the —

 Unidentified Audience Member

 (Inaudible - microphone inaccessible)

 Unidentified Company Representative

 There is very little. There's one factory, I think, actually in the woven area that we have an overlap and there's not a lot of overlap beyond that. I have to say that Lane Bryant's quantities have been a little small for some of the factories that we're in, but I think with the strength of our buying power together, they'll probably — and we will probably do some consolidation of the factories, but we haven't had a chance yet to investigate the strength of the Lane Bryant factories which may give us opportunity on the other side as well.

 Tom Filandro - Susquehanna Financial Group - Analyst

 Tom Filandro, Susquehanna. Thank you for the comprehensive presentation. Two questions. If the divisional heads could give us — or leaders could give us some understanding of what a typical transaction looks like, maybe some of the metrics each transaction. And then David, could you speak a little bit more to exactly how you're attaching transferring the Fashion Bug sales and you're also looking to capture that one third I guess that's the missy business or you're just going to let that go away? Thanks

 David Jaffe - Ascena Retail Group Inc. - President, CEO

 I'll start while you u guys can get your numbers together. The process with the sales transfer is kind of multi level. So, we've got a marketing executive from Charming that's kind of heading it up. And he's working with all the marketing teams at all the brands. So, they're looking at adjacencies. In some centers we have another brand next door. So, that's one type of opportunity. It may be in the same market. So we're looking at direct mail and something like that we can — you can bring the customer over.

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OCTOBER 18, 2012 / 02:00PM GMT, ASNA - Ascena Retail Group, Inc. Investor Day

We're also looking at doing things in the store. One of the efforts that we've undertaken is to allow the Fashion Bug credit card to be used at Maurices or a Dress Barn. It's already able to be used at Lane Bryant and Catherines. So, you can imagine you do a bag stuffer that says, hey, bring your card in and get a 10% discount off your first purchase at Maurices. Or what have you. And because this one's family, where we have relatively local stores we're actually training them and developing them to go into these stores and stat connecting and start transferring over some of those sales logs, hiring some of those sales people and there's no kind of end to the creativity that they're going to use at the local level.

But at the corporate level, think CRM, whether its direct mail or email, because we've got those lists, we know who those customers are and in many cases, they are already cross shopping. So, it just gives us a chance to further enhance that and reach out to the ones that aren't. Because we know what size they are. We know what type of product they like, and are they a better Maurices customer or Catherines or Dress Barn. So, that's well under way. So we're pretty excited about that.

 Armand Correia - Ascena Retail Group Inc. - CFO

 Tom, regarding your question about transaction metrics, why don't you give me a call and I'll be happy to discuss it with you, probably after this conference?

 Tom Filandro - Susquehanna Financial Group - Analyst

 Okay.

 Armand Correia - Ascena Retail Group Inc. - CFO

 Thank you.

 Brian Tunick - JPMorgan - Analyst

 Great. Brian Tunick, JPMorgan. I guess Armand or Mike, not to nitpick, but it looks like the Justice operating margins look like they were showing that they were ticking down in your 2013 guidance, so just curious if you guys think there is any peak, or anything going on with your Justice operating margins here or you being conservative?

And then, maybe Tony can talk about Lane Bryant, historical four wall margins for people that aren't as familiar, you talk about a high single digit operating margin, maybe just putting context — what is Lane Bryant's high been throughout the cycle. Obviously there's been a bunch of plus sized retailers that have gone bankrupt in the last couple years and have you guys seen share from those players? Or has there been something else going on in the cycle?

 Unidentified Company Representative

 Okay, so I couldn't find where you were sitting, Brian, I just heard the voice going. So, in Lane Bryant's case historically, if you're talking about four wall profitability, it was typically in that 16%, 17%.

And then, in the Charming Shoppes model, which his where it gets different and how you allocate overhead and what have you. I'd say we — the brand overhead itself was about another 4%, 4.5% and then we were charging at about a 4% corporate overhead on top of that. So historically, they were running about 9% EBITDA numbers. Many are the tax effected down from there.

And, regarding market share from other folks, we have been sputtering along. We have not hit our assortments right, and it's been difficult, over like the last three or four years. So, I'd say we've been stuck at the current level and we expect now to be gaining market share and winning more of those battles.

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OCTOBER 18, 2012 / 02:00PM GMT, ASNA - Ascena Retail Group, Inc. Investor Day

 Michael Rayden - Ascena Retail Group Inc. - CEO - Tween Brands

 I think I need to leave that answer to Armand. I didn't know that my goals were lower than the previous year, but if they are, we'll take them.

 Armand Correia - Ascena Retail Group Inc. - CFO

 I'll be happy to assist Mike in that answer. Brian, yes, certainly we believe that Justice's operating margin is at 12%, 13% now as they've been last year. I think, what you're seeing here is a nice increase certainly in terms of dollars. But I would tell you at this point, looking at the tone of bad business, I would like to think they have some opportunity here to beat that number.

 John Wayland - Net Return Investments - Analyst

 Good morning, [John Wayland, Net Return Investments]. My investment thesis for Ascena is very simple. I brought my two daughters into a Justice store and within 30 seconds I'd dropped about $300. Thank you.

My question today, I'm here as an investor, but also as a customer of Justice, is with — it's a sourcing question. I've read reports that some of the ingredients in the products contain chemicals which are in California's Prop 65 list, things that are linked to cancer and reproductive harm. So, I'm just thinking ahead, instead of being reactive when we wake up in the morning and on Twitter we see that leading tween retailer has undisclosed chemicals linked to cancer and reproductive harm. If we get in front of that now and disclose that the chemicals are in the product or eliminate them totally.

 Unidentified Company Representative

 I don't know whether Ronnie can speak loud enough, but Ronnie, why don't you answer that question since it's your life is compliance.

 Ronald Robinson - Ascena Retail Group Inc. - EVP - Sourcing

 I'd be happy to. We do a number of tests on all of our products prior to coming in compliance with all the laws and regulations, whether they're federal laws or Prop 65 in California, specifically, California has unique requirements and we don't put anything into those stores that would fail. Had one issue in the past, and we got rid of it and going forward we don't anticipate there to be any problems.

 John Wayland - Net Return Investments - Analyst

 Thank you.

 Edward Yruma - KeyBanc Capital Markets - Analyst

 Hi, thanks. Ed Yruma from KeyBanc. Two quick questions I guess. First, you're pointing toward and '13 kind of an inflection point with Dress Barn's margin, are there any kind of key initiatives that you have that'll help drive that margin improvement?

And then, I guess second, how much of a longer term margin lift should Lane Bryant see from this move up mall? Thank you.

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OCTOBER 18, 2012 / 02:00PM GMT, ASNA - Ascena Retail Group, Inc. Investor Day

 Unidentified Company Representative

 I didn't — just to clarify, again, we see an increase in margins over the next couple of years. I didn't specifically say in '13. So, it's more a case of growing them. We see that through increasing the direct sourcing element through the proprietary design. So, on the gross margin. And obviously, as the sales grow, we'll continue to leverage overhead.

 Unidentified Company Representative

 In Lane Bryant's case, there's 125 stores that we've targeted for relocation. Their four wall contribution is about in the 6% to 8% and as we move off mall we'll see those go to 16% to 18%.

 Scott Krasik - BB&T Capital Markets - Analyst

 Hi, thank you. Scott Krasik form BB&T. Two questions, David, I guess, mostly for you. What are the components of the remaining corporate overhead? You laid out $50 million of savings by 2015, is there just an ongoing piece of Charming Shoppes corporate you need to maintain? And then, also I think — I don't know if it was at the Justice meeting or when you did it, but you laid out — you expected to be able to grow operating income by about 10% and you r net income by about — pretax by about 10% a year and then another 5% through share buyback. You're laying out a little bit more conservative. Would it have been wiser to go the other route?

 David Jaffe - Ascena Retail Group Inc. - President, CEO

 First, the corporate overhead, you saw the slide from Armand with the 70 and the 80 and the — what we're trying to think about is not that we're cutting back the BSC, as I mentioned earlier. Try and think of it as taking the existing overhead that we have to support the brands in shared service group and scaling it up a little bit to support the growth of Ascena.

So we've got two new brands, we've got roughly 12,000, 15,000 new associates, another $1.3 billion in volume. So, as we grow and as we take on more of these corporate services though shared services, that's got to scale. So, even though we're showing it as a reduction, which h it is, think of it as taking what we have and growing it to support the additional brand.

This second point, I'm not quite sure, you're saying should we have done more share buy backs and not done the acquisition of Charming?

 Scott Krasik - BB&T Capital Markets - Analyst

 Well, just Armand laid out that your long term goal, I guess is EPS annual growth of 10% plus and you had previously laid out 15% which incorporated share buyback.

 David Jaffe - Ascena Retail Group Inc. - President, CEO

 Right, we certainly would love to be back in the position of buying back stock, I think it would be imprudent to do it until we pay down our debt. So, if - when I said that was probably a year ago, pre Charming, pre debt, and we had all this cash and we said here's a great way to leverage our earnings growth, our EPS growth. So that's certainly a strategy we've used in the past and we'll continue to look at, but for the timing, as Armand said, we're going to use our cash flow to support our CapEx and to pay down debt.

 Anna Andreeva - FBR - Analyst

 Thanks so much, Anna Andreeva of FBR. Thanks guys for all the great detail today.

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OCTOBER 18, 2012 / 02:00PM GMT, ASNA - Ascena Retail Group, Inc. Investor Day

So, first, I was hoping to follow up on the recapture rates from [sashi bought] division, the 10% that you guys talked about. Is that imbedded in the current guidance? David, you talked about significant margins, incremental margin from these sales. Could you perhaps quantify that? And I suppose to Armand, great to hear that trends have improved thus far in October, if you could perhaps quantify that, I'm not sure if I missed that. And just any color by divisions, that would be great.

 David Jaffe - Ascena Retail Group Inc. - President, CEO

 Well, I'll throw up the easy one. The recapture rate or the transfer rate we're looking for is 10%. So that's the goal I set out for the team. As we look at the investments in incremental marketing, that's the metric that we're using. We're able to kind of watch it with each additional mailing we do. So it's not all or nothing. I think it's a reasonable goal, depending on which marketing person I speak to, they'll give me a higher number.

So I'm just — I'm holding 10%. And because it's a incremental sale, in generally because of our tipping point and all the fixed costs to store and all of that, generally you get about $0.40 on the dollar dropping through. So, if we're successful, whether it's through the sales transfer or just through good business, if we can get that incremental sales above our tipping point and for each brand it's a little different and we're making some investments in infrastructure, as you've heard. But in general, it's around 3%. So anything above that 3% comp flows through about that 40%.

Armand, you want to talk about the comps now?

 Armand Correia - Ascena Retail Group Inc. - CFO

 So, if I understand your question correctly, does our guidance have build in what we expect the margins from certainly Lane Bryant and Catherines? Yes, it does. I think as we go on through the year, I think as we get our arms around this we'll certainly update that guidance as needed. But at this time, as I said and I'll repeat myself, we are comfortable with $1.45 to $1.50 per year.

 Gary Kaplan - Fireline - Analyst

[Gary Kaplan] from [Fireline]. Again, thanks for the informative presentation. Could you talk about your plans, overseas expansion? I'm leaving this open ended, whether franchise acquisition, et cetera.

 David Jaffe - Ascena Retail Group Inc. - President, CEO

 Canada really isn't overseas, but it's international, so I want to count that. Get credit for that. So, first and foremost is Canada. We see that s a natural expansion. You've heard about Justice, Maurices, we're considering Dress Barn for next spring, '14 — not '13. To be determined, and Lane Bryant we think is a tremendous opportunity as well.

Beyond that, you've heard Mike talk about that things he's done internationally, which is a great start. There's been a lot of learning and grab Scott Bracale, who's head of international Justice to learn more about some of his ideas for potential expansion internationally for Justice.

Beyond what we've laid out for the short term, it's unclear what the opportunities might be. So, we're putting it kind of on the back burner for other international expansion into Europe or into Asia, but that's certainly something we think about. We all travel, so we see the competition in these markets and we're interested, but we're not going to be acting on it anytime soon.

All right, I think everybody's getting hungry. What I'd like to do — I was listening to everyone chat and I kind of jotted down some themes that I thought would be helpful to talk about or think about that are common to all five brands, we are a unique model in retail and you've heard all about it today, but I want to pull together some of the common themes that we've talked about.

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OCTOBER 18, 2012 / 02:00PM GMT, ASNA - Ascena Retail Group, Inc. Investor Day

One is, we're all about helping women feel good about themselves. So whether that's about the products or environment and underlying customer service. That is, I think unique to all of our brands. We're really focused on that and we do tremendous training, et cetera to drive that. Although it is training, it is not incentive. We do not work on any type of commission or [split] system and that is very different than some of our fellow retailers.

Next, these are five growth businesses. Even while Catherines — you heard Tony's comments about it, we think there's tremendous potential at all five of our businesses to get top line and bottom line to higher levels, for all the reasons you've heard about.

Ecommerce at 7.5% sounds pretty good. However, we've got brands that are at much lower levels, and even the brands that are higher levels, we think can go higher for many reasons. We think the curve is still pretty steep on ecommerce and we are investing heavily in ecommerce. Not just through the things you heard John Sullivan talk about in terms of the infrastructure, but also in terms of the people, the teams that we have in play — you heard George and Jeff talk about using a consulting group to help us think through the different phases of growing an ecommerce business.

Product sourcing, product development, the idea here is not just to save money, but it's also to create unique on trend product that is focused for our customer.

So, now taking control of that, since we know our customer best in developing that product ends up being a win, win.

In that regard, we are value priced moderate businesses. We are not high end and we are not low end. We are in that sweet spot in the middle that I think serves us well in boom times, the Wal-Mart customer will trade up and in tough times, we'll get some of those specialty stores or department store customers trading down. And hopefully you've heard not just our brand leaders, you've heard a few of the other folks maybe in the hallway or whatever, we have, I believe, very very strong executive leadership teams at all of our brands as well as at — in our shared services.

We all have little tags on with the colors, you've seen most of them, I would invite you to join us for lunch out in the foyer, but also, please grab whoever it is that you're interested in talking to and no tough questions, but please make yourself available to everyone and thank you very much for your interest and your attendance today.

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